Exhibit 4-C-1




                                                  [Execution Copy]




                        LOAN AND SECURITY AGREEMENT

                                by and among

                            HARTMARX CORPORATION
                               as US Borrower

                       COPPLEY APPAREL GROUP LIMITED
                        ROYAL SHIRT COMPANY LIMITED
                    L'ESPRIT DU PANTALON CANADIEN, INC.
                           as Canadian Borrowers

                                    and

                  THE SUBSIDIARIES OF HARTMARX CORPORATION
                               PARTIES HERETO
                               as Guarantors

                  CONGRESS FINANCIAL CORPORATION (CENTRAL)
                                  as Agent

                            JPMORGAN CHASE BANK
                                as Co-Agent

                                    and

                THE LENDERS FROM TIME TO TIME PARTIES HERETO
                                 as Lenders


                           Dated: August 30, 2002

                                             TABLE OF CONTENTS

                                                                                                      Page
SECTION 1.        DEFINITIONS............................................................................1

SECTION 2.        CREDIT FACILITIES.....................................................................37
         2.1      Loans.................................................................................37
         2.2      Letter of Credit Accommodations.......................................................38
         2.3      Commitments...........................................................................44
         2.4      Additional Borrowing Base Guarantors.  ...............................................44

SECTION 3.        INTEREST AND FEES.....................................................................45
         3.1      Interest..............................................................................45
         3.2      Fees..................................................................................48
         3.3      Changes in Laws and Increased Costs of Loans..........................................49

SECTION 4.        CONDITIONS PRECEDENT..................................................................52
         4.1      Conditions Precedent to Initial Loans and Letter of Credit
                  Accommodations........................................................................52
         4.2      Conditions Precedent to All Loans and Letter of
                  Credit Accommodations.................................................................55

SECTION  5.       GRANT AND PERFECTION OF SECURITY INTEREST.............................................58
         5.1      Grant of Security Interest............................................................58
         5.2      Perfection of Security Interests......................................................60

SECTION 6.        COLLECTION AND ADMINISTRATION.........................................................65
         6.1      Borrowers' Loan Accounts..............................................................65
         6.2      Statements............................................................................66
         6.3      Collection of Accounts................................................................66
         6.4      Payments..............................................................................68
         6.5      Authorization to Make Loans...........................................................70
         6.6      Use of Proceeds; Intercompany Loans...................................................70
         6.7      Appointment of US Borrower as Agent for Requesting Loans
                  and Receipts of Loans and Statements..................................................72
         6.8      Pro Rata Treatment....................................................................73
         6.9      Sharing of Payments, Etc..............................................................73
         6.10     Settlement Procedures.................................................................74
         6.11     Obligations Several; Independent Nature of Lenders' Rights............................77

SECTION 7.        COLLATERAL REPORTING AND COVENANTS....................................................80
         7.1      Collateral Reporting..................................................................80
         7.2      Accounts Covenants....................................................................82
         7.3      Inventory Covenants...................................................................83
         7.4      Equipment and Real Property Covenants.................................................83
         7.5      Power of Attorney.....................................................................84
         7.6      Right to Cure.........................................................................85
         7.7      Access to Premises....................................................................86

SECTION 8.        REPRESENTATIONS AND WARRANTIES........................................................86
         8.1      Corporate Existence, Power and Authority..............................................87
         8.2      Name; State of Organization; Chief Executive Office;
                  Collateral Locations..................................................................87
         8.3      Financial Statements; No Material Adverse Change......................................88
         8.4      Priority of Liens; Title to Properties................................................88
         8.5      Tax Returns...........................................................................88
         8.6      Litigation............................................................................89
         8.7      Compliance with Other Agreements and Applicable Laws..................................89
         8.8      Environmental Compliance..............................................................89
         8.9      Employee Benefits.....................................................................90
         8.10     Bank Accounts.........................................................................92
         8.11     Intellectual Property.................................................................92
         8.12     Subsidiaries; Affiliates; Capitalization; Solvency....................................92
         8.13     Labor Disputes........................................................................93
         8.14     Restrictions on Subsidiaries..........................................................94
         8.15     Material Contracts....................................................................94
         8.16     Payable Practices.....................................................................94
         8.18     Accuracy and Completeness of Information..............................................95
         8.19     Survival of Warranties; Cumulative....................................................95

SECTION 9.        AFFIRMATIVE AND NEGATIVE COVENANTS....................................................96
         9.1      Maintenance of Existence.  ...........................................................96
         9.2      New Collateral Locations..............................................................96
         9.3      Compliance with Laws, Regulations, Etc................................................97
         9.4      Payment of Taxes and Claims...........................................................98
         9.5      Insurance.............................................................................98
         9.6      Financial Statements and Other Information............................................99
         9.7      Sale of Assets, Consolidation, Merger, Dissolution, Etc..............................101
         9.8      Encumbrances.........................................................................107
         9.9      Indebtedness.........................................................................110
         9.10     Loans, Investments, Etc..............................................................117
         9.11     Dividends and Redemptions............................................................125
         9.12     Transactions with Affiliates.........................................................126
         9.13     Compliance with ERISA.  .............................................................126
         9.14     End of Fiscal Years; Fiscal Quarters.................................................127
         9.15     Change in Business...................................................................128
         9.16     Limitation of Restrictions Affecting Subsidiaries....................................128
         9.17     Adjusted Net Worth...................................................................129
         9.18     License Agreements...................................................................129
         9.19     After Acquired Real Property.........................................................131
         9.20     Applications under Insolvency Statutes...............................................132
         9.21     Costs and Expenses...................................................................132
         9.22     Further Assurances...................................................................133

SECTION 10.       EVENTS OF DEFAULT AND REMEDIES.......................................................133
         10.1     Events of Default....................................................................133
         10.2     Remedies.............................................................................135

SECTION 11.       JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;
                  GOVERNING LAW       .................................................................141
         11.1     Governing Law; Choice of Forum; Service of Process;
                  Jury Trial Waiver....................................................................141
         11.2     Waiver of Notices....................................................................142
         11.3     Amendments and Waivers.  ............................................................142
         11.4     Waiver of Counterclaims..............................................................145
         11.5     Indemnification......................................................................145
         11.6     Currency Indemnity...................................................................146

SECTION 12.       THE AGENT............................................................................146
         12.1     Appointment, Powers and Immunities...................................................146
         12.2     Reliance by Agent....................................................................147
         12.3     Events of Default....................................................................147
         12.4     Congress in its Individual Capacity..................................................148
         12.5     Indemnification......................................................................148
         12.6     Non-Reliance on Agent and Other Lenders..............................................148
         12.7     Failure to Act.......................................................................149
         12.8     Additional Loans.....................................................................149
         12.9     Concerning the Collateral and the Related Financing Agreements.......................150
         12.10    Field Audit, Examination Reports and other Information;
                  Disclaimer by Lenders................................................................150
         12.11    Collateral Matters...................................................................150
         12.12    Agency for Perfection................................................................152
         12.13    Successor Agent......................................................................153
         12.14    Co-Agent.............................................................................153

SECTION 13.       TERM OF AGREEMENT; MISCELLANEOUS.....................................................153
         13.1     Term.................................................................................153
         13.2     Interpretative Provisions............................................................156
         13.3     Notices..............................................................................158
         13.4     Partial Invalidity...................................................................158
         13.5     Confidentiality......................................................................158
         13.6     Successors...........................................................................159
         13.7     Assignments; Participations..........................................................160
         13.8     Entire Agreement.....................................................................162

                                        INDEX TO
                                 EXHIBITS AND SCHEDULES
                                 ----------------------

         Exhibit A                 Form of Assignment and Acceptance

         Exhibit B                 Borrowing Base Certificate

         Exhibit C                 Information Certificate

         Exhibit D                 Form of Compliance Certificate

         Schedule 1.41             List of Customs Brokers

         Schedule 1.61(a)          Excluded Real Property Subject to Existing
                                   Mortgage

         Schedule 1.61(b)          Excluded Property Subject to Sale

         Schedule 1.63             Existing Letters of Credit

         Schedule 1.69             List of Guarantors

         Schedule 1.76             List of Intercompany Notes

         Schedule 1.77             List of Intercompany Security Agreements

         Schedule 1.97             List of Mortgages

         Schedule 1.107            List of Primary Marks

         Schedule 1.108            List of Primary Product Lines

         Schedule 8.17 Schedule of Intercompany Indebtedness between US Borrower and Borrowing Base Guarantors

                        LOAN AND SECURITY AGREEMENT


         This Loan and Security Agreement dated August 30, 2002 is entered into by and among Hartmarx Corporation, a Delaware corporation ("US Borrower" as hereinafter further defined), Coppley Apparel Group Limited, an Ontario corporation ("Coppley"), Royal Shirt Company Limited, an Ontario corporation ("Royal"), L'Esprit du Pantalon Canadien, Inc., a Canadian corporation ("L'Esprit", and together with Coppley and Royal, collectively, "Canadian Borrowers" as hereinafter further defined), the Guarantors (as hereinafter defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and collectively, "Lenders"), Congress Financial Corporation (Central), a Illinois corporation, in its capacity as agent for Lenders (in such capacity, "Agent") and JPMorgan Chase Bank, New York banking corporation, in its capacity as co-agent for Lenders (in such capacity, "Co-Agent").

                            W I T N E S S E T H:
                            - - - - - - - - - -

         WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders will make loans and provide other financial accommodations to Borrowers on the terms and conditions contained herein; and

         WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.     DEFINITIONS
               -----------

         For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "Accounts" shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

         1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.3 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its Subsidiaries (and as to Borrowers and Guarantors, calculating the book value of inventory of US Borrower and its Subsidiaries for this purpose on a first-in-first-out basis or on such other basis in accordance with GAAP as is consistent with the current practices of such Borrower or Guarantor as of the date hereof), after reflecting in such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the aggregate amount of the Indebtedness and other liabilities of such Person and its Subsidiaries (including tax and other proper accruals) appearing on a consolidated balance sheet; provided, that, for purposes of Section 9.17 hereof the calculation of the Adjusted Net Worth of US Borrower and its Subsidiaries shall be calculated without taking into account: (i) the effect of non-cash reductions to net worth relating to other comprehensive income or non- cash impairment charges to any of the following: property, plant and equipment, goodwill, intangible assets, stock options, deferred tax assets and the extinguishment or refinancing of debt and (ii) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof.

         1.4 "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

         1.5 "Agent" shall mean Congress Financial Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

         1.6 "Agent Payment Account" shall mean account no. 5000000030266 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to US Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

         1.7 "Applicable Margin" means, at any time, as to the interest rate for Prime Rate Loans, the interest rate for Eurodollar Rate Loans, and the interest rate for the Canadian Prime Rate Loans, the applicable percentage (on a per annum basis) set forth below if either the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage or the Leverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

                                                                                                           Applicable
                                                                           Applicable       Applicable     Canadian
                Quarterly Average                                           US Prime        Eurodollar     Prime Rate
Tier           Excess Availability      Leverage Ratio                     Rate Margin      Rate Margin       Margin
----           -------------------      --------------                     -----------      -----------    ---------
1          $45,000,000 or more          2.00 to 1.00 or less                  1/4%        2 1/4%           1 1/4%

2          Greater than or equal to     Greater than 2.00 to 1.00 but         1/2%        2 1/2%           1 1/2%
           $30,000,000 and less than    equal to or less than 3.00 to
           $45,000,000                  1.00
3          Greater than or equal to     Greater than 3.00 to 1.00 but         3/4%        2 3/4%           1 3/4%
           $15,000,000 and less than    equal to or less than 4.00 to
           $30,000,000                  1.00
4          Less than $15,000,000        Greater than 4.00 to 1.00              1%         3 %              2%

Provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending November 30, 2002) and shall remain in effect until adjusted thereafter at the end of the next quarter and (ii) the Applicable Margin shall be the lower percentage set forth above based on the Quarterly Average Excess Availability or the Leverage Ratio.

       1.8 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.7 hereof.

       1.9 "Blocked Accounts" shall have the meaning set forth in Section
6.3 hereof.

       1.10 "Borrowers" shall mean, collectively, US Borrower and Canadian Borrowers; each sometimes being referred to herein individually as a "Borrower".

       1.11 "Borrowing Base" shall mean, as to US Borrower, the US Borrowing Base and as to Canadian Borrowers, the Canadian Borrowing Base.

       1.12 "Borrowing Base Certificate" shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent with the consent of US Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), which is duly completed (including all schedules thereto) and executed by the chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of US Borrower and delivered to Agent.

       1.13 "Borrowing Base Guarantors" shall mean, collectively, the following (together with their respective successors and assigns): (a) Hart Schaffner & Marx, a New York corporation; (b) HMX Sportswear, Inc., a New York corporation; (c) National Clothing Company, Inc., a New York corporation; (d) Hickey-Freeman Co., Inc., a New York corporation; (e) International Women's Apparel, Inc., a Texas corporation; (f) Jaymar-Ruby, Inc., an Indiana corporation; (g) Anniston Sportswear Corporation , an Indiana corporation; (h) Men's Quality Brands, Inc., a New York corporation; (i) M. Wile & Company, Inc. (d/b/a HMX Tailored, Inc.), a New York corporation; (j) Universal Design Group, Ltd., a New York corporation;
(k) Consolidated Apparel Group, Inc., a Delaware corporation; (l) Direct Route Marketing Corporation, a New Hampshire corporation and (m) such other Guarantors as US Borrower may specify after the date hereof, subject to the satisfaction of the conditions set forth in Section 2.4 hereof; each of the foregoing sometimes being referred to herein individually as a "Borrowing Base Guarantor".

       1.14 "Business Day" shall mean (a) in connection with any Loans or Letter of Credit Accommodations made or provided to a Canadian Borrower, or other matters related exclusively to a Canadian Borrower, any day (i) other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois or the Province of Ontario, and (ii) on which Agent's Chicago office, Agent's New York City office and Bank of Montreal's main Toronto office are open for the transaction of business and (b) in connection with any Loans or Letter of Credit Accommodations made or provided to US Borrower or as such term is used herein except as otherwise provided in clause (a)(i) of this definition, any day (i) other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois or the State of North Carolina, and (ii) on which Agent's Chicago office, Agent's New York City office and the Reference Bank's Charlotte office are open for the transaction of business; provided, that, in any case (whether under clause (a) or (b) of this definition or otherwise), if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

       1.15 "Canadian Borrowing Base" shall mean at any time, as to Canadian Borrowers, the amount equal to:

               (a) the lesser of:

                     (i) the amount equal to: (A) eighty-five (85%) percent of the Eligible Accounts of Canadian Borrowers plus (B) the sum of: (1) the lesser of thirty-five (35%) percent multiplied by the Value of the Eligible Inventory of Canadian Borrowers consisting of piece goods and trim or eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (2) the lesser of seventy (70%) percent multiplied by the Value of the Eligible Inventory of Canadian Borrowers consisting of finished goods or eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Inventory, or

                     (ii) the Canadian Loan Limit,

                                minus

               (b)   Reserves attributable to the Canadian Borrowers.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory of Canadian Borrowers as Loans to the Canadian Borrowers to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory of Canadian Borrowers being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of a Canadian Borrower shall, at Agent's option, be determined based on the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory records maintained by such Borrower.

       1.16 "Canadian Borrowers" shall mean, collectively, the following (together with their respective successors and assigns): (a) Coppley Apparel Group Limited, an Ontario corporation (b) Royal Shirt Company Limited, an Ontario corporation; and (c) L'Esprit du Pantalon Canadien, Inc., an Ontario corporation; each sometimes being referred to herein individually as a "Canadian Borrower".

       1.17 "Canadian Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signatures pages hereto designated as the Canadian Commitment or on
Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of
Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Canadian Commitments".

       1.18 "Canadian Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of a Canadian Borrower pursuant to Sections 2.1 and 2.2 hereof.

       1.19 "Canadian Dollar Equivalent" shall mean at any time (a) as to any amount denominated in Canadian Dollars, the amount thereof and (b) as to any amount denominated in US Dollars or any other currency, the equivalent amount in Canadian Dollars calculated by Agent at such time using the then applicable Exchange Rate in effect on the Business Day of determination.

       1.20 "Canadian Dollar Loans" shall mean any Loans or portion thereof which are denominated in Canadian Dollars.

       1.21 "Canadian Dollars" and "C$" shall each mean the lawful currency of Canada.

       1.22 "Canadian Lender" shall mean Congress Financial Corporation (Canada), an Ontario corporation, and its successors and assigns.

       1.23 "Canadian Lender Payment Account" shall mean US Dollar account no. 00002-4635-886 of Canadian Lender at Bank of Montreal for US Dollars and Canadian Dollar account no. 00002-1258-246 of Canadian Lender at Bank of Montreal for Canadian Dollars or such other account of Canadian Lender as Agent may from time to time designate to US Borrower as the Canadian Lender Payment Account for purposes of this Agreement and the other Financing Agreements.

       1.24    "Canadian Loan Limit" shall mean $10,000,000.

       1.25 "Canadian Pension Plan" shall mean any plan, program or arrangement (other than the Canada/Quebec Pension Plan) that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Guarantor in respect of any Person's employment in Canada with such Borrower or Guarantor.

       1.26 "Canadian Prime Rate" shall mean, at any time, the rate from time to time publicly announced by Bank of Montreal as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, whether or not such announced rate is the best rate available at such bank.

       1.27 "Canadian Prime Rate Loans" shall mean any Canadian Dollar Loans or portion thereof on which interest is payable based on the Canadian Prime Rate in accordance with the terms hereof.

       1.28 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

       1.29 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

       1.30 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety
(90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

       1.31 "Change of Control" shall mean either (a) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than forty (40%) percent of the voting power of the total outstanding Voting Stock of US Borrower or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of US Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of US Borrower was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of US Borrower then still in office.

       1.32 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all governmental rules, regulations and interpretations thereunder or related thereto.

       1.33 "Collateral" shall have the meaning set forth in Section 5 hereof.

       1.34 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, and except as Agent may otherwise agree, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and Lenders and agrees to follow all instructions of Agent with respect thereto.

       1.35 "Commitment" shall mean, at any time, as to each Lender, the aggregate amount of its US Commitment and its Canadian Commitment; sometimes being collectively referred to herein as "Commitments".

       1.36 "Concentration Account" shall mean the account of US Borrower maintained at Bank One identified to Agent prior to the date hereof as the concentration account into which all available funds at any time in the Subsidiary Collection Accounts are remitted on a regular basis, which account shall be a Blocked Account and at all time subject to a Deposit Account Control Agreement in form and substance satisfactory to Agent, and any successor deposit account established by US Borrower in accordance with the terms hereof used for the same purpose.

       1.37 "Congress" shall mean Congress Financial Corporation (Central), a Illinois corporation, in its individual capacity, and its successors and assigns.

       1.38 "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and non-cash impairment charges to any of the following: property, plant and equipment, goodwill, intangible assets, stock options, deferred tax assets or the extinguishment or refinancing of debt and non-cash charges relating to other comprehensive income) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that,
(a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; and (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded. For the purposes of this definition, net income excludes any gain and non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

       1.39 "Credit Facility" shall mean, collectively, the US Credit Facility and the Canadian Credit Facility.

       1.40 "Currency Due" shall have the meaning set forth in Section 11.6 hereof.

       1.41 "Customs Brokers" shall mean the persons listed on Schedule
1.41 hereto or such other person or persons as may be selected by a Borrower after the date hereof and after written notice by such Borrower to Agent who is reasonably acceptable to Agent to clear Inventory through U.S. Customs, Canadian Customs or other foreign export control authorities or otherwise perform port of entry services to process Inventory imported by a Borrower or Guarantor from outside the United States or Canada, as applicable, provided, that, as to each such person Agent shall have received a Notification and Acknowledgment of Security Interest by such person in favor of Agent (in form and substance reasonably satisfactory to Agent), such agreement shall be in full force and effect and such person shall be in compliance in all material respects with the terms thereof.

       1.42 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

       1.43 "Defaulting Lender" shall have the meaning set forth in Section
6.10 hereof.

       1.44 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Agent may reasonably require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are subject to the security interest of Agent (as to the US Companies or Canadian Lender, as to Canadian Borrowers), that the bank has no lien upon, or right to setoff against, the Blocked Accounts or the items received for deposit therein, or the funds from time to time on deposit therein (except with respect to payment for returned items to the extent Agent has received payment in respect thereof or standard fees related to the deposit account and as Agent may otherwise agree) and to the extent contemplated in Section 6.3(b) hereof, that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account (in the case of the US Companies) and to the Canadian Lender Payment Account (in the case of the Canadian Borrowers) all available funds received or deposited into the Blocked Accounts.

       1.45 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

       1.46 "Eligible Accounts" shall mean as to US Borrower, Accounts created by US Borrower or a Borrowing Base Guarantor and as to Canadian Borrowers, Accounts created by a Canadian Borrower, in each case which are and continue to be eligible based on the criteria set forth below. Accounts shall be Eligible Accounts if:

               (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or Guarantor or rendition of services by such Borrower or Guarantor in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

               (b) such Accounts are not unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty
(120) days after the date of the original invoice for them;

               (c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

               (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

               (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, in order for such Account to continue to be an Eligible Account, at any time promptly upon Agent's request, such Borrower or Guarantor shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may reasonably be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower or Guarantor an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent in good faith and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent's agent, and the issuer thereof and such Borrower or Guarantor has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or
(ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

               (f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower's or Guarantor's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

               (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and the account debtor with respect to such Accounts is not owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower or Guarantor to such account debtor or claimed owed by such account debtor that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts),

               (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts;

               (i) such Accounts are subject to the first priority, valid and perfected security interest of Agent as to Accounts of US Borrower and Borrowing Base Guarantors and first priority, valid and perfected security interest, lien and first ranking hypothec of Canadian Lender as to Accounts of Canadian Borrowers and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any claims, liens, security interests or hypothecs other than in favor of Agent;

               (j) the account debtor is not an Affiliate of any Borrower or Guarantor;

               (k) if (i) the account debtor is the United States of America or any state or local governmental entity, or any department, agency or instrumentality thereof, such Borrower or Borrowing Base Guarantor has assigned its rights to payment of such Account to Agent (if such Account is owing to US Borrower or a Borrowing Base Guarantor) or Canadian Lender (if such Account is owing to Canadian Borrowers) pursuant to and in accordance with the Assignment of Claims Act of 1940, as amended, or pursuant to any similar state or local law, regulation or requirement or
(ii) the account debtor is Her Majesty in right of Canada or any provincial or local governmental entity, or any ministry, such Borrower or Borrowing Base Guarantor has assigned its rights to payment of such Account to Agent (if such Account is owing to US Borrower or a Borrowing Base Guarantor), or Canadian Lender (if such Account is owing to a Canadian Borrower) pursuant to and in accordance with the Financial Administration Act, R.S.C. 185, c.F-11, as amended, or any similar applicable provincial or local law, regulation or requirement;

               (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts that Agent determines in good faith could reasonably be expected to result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

               (m) such Accounts are not evidenced by or arising under any instrument or chattel paper;

               (n) the aggregate amount of such Accounts owing by a single account debtor (other than Dillard's, Nordstroms, May, Saks, Men's Wearhouse, Costco and Federated) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by Dillard's do not constitute more than thirty (30%) percent of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by each of Nordstroms, May, Saks and Men's Wearhouse do not in each case constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by each of Costco and Federated do not, in each case, constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts);

               (o) such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

               (p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower or Guarantor to seek judicial enforcement in such State of payment of such Account, unless such Borrower or Guarantor has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

               (q) such Accounts are owed by account debtors whose total indebtedness to such Borrower or Guarantor does not exceed the credit limit with respect to such account debtors as determined by such Borrower or Guarantor from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent (but the portion of the Accounts not in excess of such credit limit that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts); and

               (r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

       1.47 "Eligible Inventory" shall mean, as to US Borrower, Inventory of US Borrower and the Borrowing Base Guarantors and as to Canadian Borrowers, Inventory of Canadian Borrowers, in each case consisting of finished goods held for resale in the ordinary course of the business of such Borrower or Guarantor and piece goods and trim for such finished goods, in each case that are acceptable to Agent based on the criteria set forth below. Eligible Inventory shall not include:

               (a)  work-in-process;

               (b)  components which are not part of finished goods;

               (c)  spare parts for equipment;

               (d)  packaging and shipping materials;

               (e)  supplies used or consumed in such Borrower's business;

               (f) Inventory at premises other than those owned or leased and controlled by any Borrower or Guarantor; provided, that, (i) as to locations which are leased and operated by a Borrower or Guarantor, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator in a form reasonably acceptable to Agent (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise reasonably acceptable to Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Agent shall determine, without limiting any other rights and remedies of Agent or any Lender under this Agreement or under the other Financing Agreements with respect to the establishment of Reserves or otherwise, provided, that, the Reserves established pursuant to this clause (f) shall not exceed at any time the aggregate of amounts payable to such owners and lessors for the next three
(3) months from any such time, plus such amounts, if any, then outstanding and unpaid owed by a Borrower or Guarantor to such owners and lessors and
(ii) as to locations owned and operated by a third person, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator in a form reasonably acceptable to Agent (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise reasonably acceptable to Agent), Agent may, at its option, establish such Reserves (but subject to the limitation as to amount set forth in the proviso to clause (i) above) in respect of amounts at any time due or to become due to the owner and operator thereof as Agent shall determine, provided that, in addition, if required by Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, Agent shall have received: (A) UCC or PPSA financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent;

               (g) Inventory subject to a security interest or lien in favor of any Person other than Agent or Canadian Lender;

               (h)  bill and hold goods;

               (i) Inventory which is not subject to the first priority, valid and perfected security interest of Agent as to Inventory of US Borrower and Borrowing Base Guarantors or first priority, valid and perfected security interest, lien and first ranking hypothec of Canadian Lender as to Inventory of Canadian Borrowers;

               (j)  returned Inventory that is not readily saleable;

               (k)  damaged and/or defective Inventory;

               (l)  Inventory purchased or sold on consignment;

               (m) Inventory located outside the United States of America as to US Borrower and Borrowing Base Guarantors (or Canada as to
Consolidated Apparel Group, Inc.) or located outside Canada as to Canadian Borrowers; and

               (n) Inventory which may become subject to the claims of a supplier pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c.B-3, as amended, or any applicable provincial laws granting revendication or similar rights to unpaid suppliers to the extent of such claims.

       1.48 "Eligible Real Property" shall mean Real Property owned by US Borrower or a Borrowing Base Guarantor in each case as of the date hereof in fee simple and included in an appraisal of Real Property received by Agent after the date hereof in accordance with the requirements of Agent and in each case acceptable to Agent in good faith based on the criteria set forth below. Eligible Real Property shall not include: (a) Real Property which is not owned and operated by a Borrower or a Borrowing Base Guarantor; (b) Real Property subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except those permitted hereunder (but not including for the purpose of this exception (i) any purchase money security interests or liens that may be permitted under this Agreement, or (ii) other security interests, liens or other encumbrances upon the Real Property consisting of the fee interest and improvements thereon to secure either (A) Indebtedness for borrowed money or the guarantee or other contingent liability with respect thereto or (B) other Indebtedness or obligations that individually or in the aggregate exceed five (5%) percent of the appraised fair market value of the Real Property subject to such security interest, lien or other encumbrance, provided, that, as to such other Indebtedness or obligations
(1) no action or proceeding has been commenced in respect of such Indebtedness or other obligation or the security interest, lien or other encumbrance with respect thereto, (2) without limiting any other rights of Agent with respect to the establishment of Reserves or otherwise, Reserves in respect of such Indebtedness or other obligations may be established and
(3) Agent may, at its option, require that funds be placed in escrow in respect of such Indebtedness or other obligations in the event that there is a dispute relating thereto; (c) Real Property that is not located in the continental United States of America; (d) Real Property that is not subject to the valid and enforceable, first priority (subject to liens permitted hereunder and as provided in clause (b) above), perfected security interest, lien and mortgage of Agent; (e) Real Property where Agent reasonably determines that issues relating to compliance with Environmental Laws adversely affect in any material respect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves upon the inclusion of such Real Property as Eligible Real Property in the calculation of the Borrowing Base to reflect such adverse affect); and (f) Real Property improved with residential housing. Any Real Property which is not Eligible Real Property shall nevertheless be part of the Collateral to the extent subject to a Mortgage.

       1.49 "Eligible Transferee" shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; (d) any other commercial bank approved by Agent; and (e) any other financial institution or "accredited investor" (as defined in Regulation D under the Securities Act of 1933) approved by Agent that makes loans and provides similar extensions of credit in the ordinary course of its business and is capable of funding revolving loans; provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

       1.50 "Environmental Laws" shall mean all foreign, Federal, State, Provincial and local laws, legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act of 1974, the Canadian Environmental Assessment Act, the Canadian Environmental Protection Act, the Environmental Assessment Act (Ontario) and the Environmental Protection Act (Ontario) and (ii) applicable state or provincial counterparts to such laws.

       1.51 "Equipment" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

       1.52 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

       1.53 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

       1.54 "ERISA Event" shall mean (a) any "reportable event" described in Section 4043(b) or 4043(c)(1), (2), (5), (6), (8) or (9) of ERISA or the
regulations issued thereunder, with respect to a Pension Plan or a Multiemployer Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan that results in or has a reasonable likelihood of resulting in any liability of a Borrower or Guarantor; (g) the receipt by or on behalf of any Borrower, Guarantor or ERISA Affiliate of a notice that either: (i) any Multiemployer Plan is in reorganization or insolvent (each within the meaning of ERISA) or (ii) any Multiemployer Plan is or will or is likely to be entering reorganization or becoming insolvent or (iii) any Multiemployer Plan intends to terminate or has been terminated, in the case of each of clauses (g)(i), (ii) or (iii) that result in or has a reasonable likelihood of resulting in any liability of a Borrower or Guarantor; (h) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan or any Borrower or Guarantor receiving a notice of or otherwise obtaining knowledge of the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Multiemployer Plan; (i) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or any Borrower or Guarantor receiving a notice of or otherwise obtaining knowledge of any such event or condition as to a Multiemployer Plan; (j) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under
Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $5,000,000.

       1.55 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of a Borrower.

       1.56 "Eurodollar Rate Loans" shall mean any US Dollar Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

       1.57 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

       1.58 "Excess Availability" shall mean:

              (a) as to US Borrower, at any time and without duplication, the amount calculated at any date, equal to: (i) the lesser of: (A) the US Borrowing Base and (B) the US Loan Limit (in each case under (A) or (B) after giving effect to any applicable sublimits and any Reserves attributable to US Borrower or the Borrowing Base Guarantors other than any Reserves in respect of Letter of Credit Accommodations), minus (ii) the sum of: (A) the amount of the then outstanding and unpaid principal amount of the Loans to US Borrower, plus (B) the amount of all Reserves then established in respect of Letter of Credit Accommodations issued under the US Credit Facility, plus (C) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of US Borrower and Borrowing Base Guarantors which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by US Borrower or Borrowing Base Guarantors in good faith), plus (D) without duplication, the amount of checks issued by US Borrower and Borrowing Base Guarantors to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by US Borrower or Borrowing Base Guarantors in good faith), but not yet sent; and

              (b) as to Canadian Borrowers, at any time and without duplication, the amount calculated at any date, equal to: (i) the lesser of: (A) the Canadian Borrowing Base and (B) the Canadian Loan Limit (in each case under (A) or (B) after giving effect to any applicable sublimits and any Reserves attributable to the Canadian Borrowers other than any Reserves in respect of Letter of Credit Accommodations issued under the Canadian Credit Facility), minus (ii) the sum of: (A) the amount of the then outstanding and unpaid principal amount of the Loans to Canadian Borrowers, plus (B) the amount of all Reserves then established in respect of Letter of Credit Accommodations issued under the Canadian Credit Facility, plus (C) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Canadian Borrowers which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Canadian Borrowers in good faith), plus (D) without duplication, the amount of checks issued by Canadian Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Canadian Borrowers in good faith), but not yet sent.

       1.59 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

       1.60 "Exchange Rate" shall mean the prevailing spot rate of exchange of Reference Bank or Bank of Montreal or if such rate is not available from Reference Bank, such other bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

       1.61 "Excluded Real Property" shall mean, collectively, (a) the Real Property in which a Borrower or Guarantor (as applicable) does not have a fee simple interest, (b) the Real Property owned by a Borrower or Guarantor described on Schedule 1.61(a) hereto, so long as (i) such Real Property secures Indebtedness permitted under Section 9.9(o) hereof pursuant to a mortgage and lien in favor of the person to whom such Indebtedness is owed and (ii) the grant to Agent (in the case of Real Property owned by a US Company) or Canadian Lender (in the case of Real Property owned by a Canadian Borrower) of a mortgage or lien upon such Real Property is prohibited under the terms of the mortgage, deed of trust or deed to secure debt in favor of such person with respect to such Real Property and (c) the Real Property owned by a Borrower or Guarantor described on Schedule 1.61(b) hereto, so long as (i) Borrowers and Guarantors are diligently pursuing the sale of such Real Property and (ii) in the event that any of such Real Property is not sold by February 28, 2003, the Borrower or Guarantor that is the owner of such Real Property shall promptly upon the request of Agent, execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property is located granting to Agent (or Canadian Lender, as Agent may specify) a first and only lien and mortgage on and security interest in such Real Property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith.

       1.62 "Existing Lenders" shall mean the lenders party to that certain Amended and Restated Credit Agreement, dated as of August 18, 1999, among the US Borrower, such lenders and General Electric Capital Corporation in its capacity as agent, as amended (and including General Electric Capital Corporation in its capacity as agent acting for such lenders) and their respective predecessors, successors and assigns.

       1.63 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule
1.63 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

       1.64 "Fee Letter" shall mean the letter agreement, dated of even date herewith, by and between US Borrower and Agent, setting forth certain fees payable by US Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

       1.65 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, hypothecs, mortgages, deeds of trust, deeds to secure debt, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement.

       1.66 "Funded Debt" shall mean, with respect to any Person, any Indebtedness of such Person and its Subsidiaries (a) in respect of the principal amount of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments;
(b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); and (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases.

       1.67 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; provided, that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

       1.68 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

       1.69 "Guarantors" shall mean, collectively, the Subsidiaries of US Borrower listed on Schedule 1.69 and their respective successors and assigns; each sometimes being referred to herein individually as a "Guarantor".

       1.70 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), and including any other substances, materials or wastes that are or become classified as hazardous or toxic under any Environmental Law.

       1.71 "Indebtedness" shall mean, with respect to any Person, whether or not contingent, (a) all indebtedness for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) the principal component of all leases to which it is a lessee which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person (except to the extent that such obligations are due and payable after the end of the then current term of this Agreement); (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values.

       1.72 "Information Certificate" shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

       1.73 "Intellectual Property" shall mean, as to each Borrower and Guarantor, such Borrower's and Guarantor's now owned and hereafter arising or acquired: patents, patent applications, copyrights, copyright registrations and applications, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing (including any goodwill associated with any trademark or servicemark); all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; customer and other lists in whatever form maintained; trade secret rights, copyright rights, intangible rights in works of authorship, domain names and domain name registrations; software and license rights relating to computer software programs, in whatever form created or maintained.

       1.74 "Intercompany Credit Facilities" shall mean, collectively, the credit facilities provided by US Borrower to Guarantors pursuant to the Intercompany Loan Agreements; sometimes being referred to herein individually as an "Intercompany Credit Facility".

       1.75 "Intercompany Loan Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, extended or replaced): (a) the Intercompany Notes; (b) the Intercompany Security Agreements; and (c) all agreements, documents and instruments related to any of the foregoing.

       1.76 "Intercompany Notes" shall mean, collectively, the promissory notes issued by each Guarantor payable to US Borrower listed on Schedule
1.76 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, extended or replaced; each sometimes being referred to herein individually as an "Intercompany Note".

       1.77 "Intercompany Security Agreements" shall mean, collectively, the security agreements by each Guarantor in favor of US Borrower listed on
Schedule 1.77 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, extended or replaced; each sometimes being referred to herein individually as an "Intercompany Security Agreement".

       1.78 "Intercompany Indebtedness" shall mean Indebtedness of any Guarantor to US Borrower arising pursuant to the Intercompany Credit Facility of US Borrower with such Guarantor.

       1.79 "Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

       1.80 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as a Borrower (or US Borrower on behalf of a Canadian Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or US Borrower on behalf of a Canadian Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

       1.81 "Interest Rate" shall mean,

              (a) Subject to clauses (b) and (c) of this definition below:

                     (i) as to US Prime Rate Loans, a rate equal to one-quarter (1/4%) percent per annum in excess of the Prime Rate,

                     (ii) as to Eurodollar Rate Loans, a rate equal to two and one- quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the relevant Interest Period, whether such rate is higher or lower than any rate previously quoted to a Borrower; and

                     (iii) as to Canadian Prime Rate Loans, a rate of one and one-quarter (1 1/4%) percent per annum in excess of the Canadian Prime Rate.

                  (b) Subject to clause (c) of this definition below, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the fiscal quarter ending on or about November 30, 2002), the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (i) as to US Prime Rate Loans, to the rate equal to the Applicable Margin for US Prime Rate Loans on a per annum basis in excess of the Prime Rate, (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate and (iii) as to Canadian Prime Rate Loans, to the rate equal to the Applicable Margin for Canadian Prime Rate Loans on a per annum basis in excess of the Canadian Prime Rate.

                  (c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for US Prime Rate Loans, Eurodollar Rate Loans and Canadian Prime Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability or the Leverage Ratio) plus two (2%) percent per annum, at Agent's option, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing,
(ii) on Loans to US Borrower at any time outstanding in excess of the US Borrowing Base and (iii) on Loans to Canadian Borrowers at any time outstanding in excess of the Canadian Borrowing Base (in the case of both clauses (ii) and (iii), whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

       1.82 "Inventory" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

       1.83 "Inventory Loan Limit" shall mean $100,000,000.

       1.84 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent in good faith, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Borrower or Guarantor and including such other terms and conditions as Agent may reasonably require.

       1.85 "Judgment Currency" shall have the meaning set forth in Section
11.6 hereto.

       1.86 "Lenders" shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a "Lender".

       1.87 "Letter of Credit Accommodations" shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of a Borrower or Guarantor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower or Guarantor of its obligations to such issuer; sometimes being referred to herein individually as "Letter of Credit Accommodation".

       1.88 "Leverage Ratio" shall mean, at any time, the ratio of: (a) the Funded Debt of US Borrower and its Subsidiaries as of such time (and including for this purpose, (i) the Indebtedness of US Borrower evidenced by or arising under the Senior Notes, (ii) all Funded Debt of US Borrower and any direct or indirect Subsidiary of US Borrower, whether foreign or domestic and (iii) the Loans) to (b) the EBITDA of US Borrower and its Subsidiaries for the four (4) immediately preceding fiscal quarters of US Borrower (treated as a single accounting period).

       1.89 "License Agreements" shall have the meaning set forth in
Section 8.11 hereof.

       1.90 "Loan Limit" shall mean, as to US Borrower, the US Loan Limit and as to Canadian Borrowers, the Canadian Loan Limit.

       1.91 "Loans" shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

       1.92 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, assets or operations of Borrowers and Guarantors (taken as a whole) or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements;
(b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (c) the ability of Borrowers and Guarantors (taken as a whole) to repay the Obligations or to perform their respective obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (d) the rights and remedies of Agent or any Lender hereunder or under any of the other Financing Agreements.

       1.93 "Material Contract" shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $10,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

       1.94 "Maturity Date" shall the meaning set forth in Section 13.1 hereof.

       1.95 "Maximum Interest Rate" shall have the meaning set forth in
Section 3.1(d) hereof.

       1.96 "Maximum Credit" shall mean the amount of $200,000,000.

       1.97 "Mortgages" shall mean, collectively, the mortgages, deeds to secure debt and deeds of trust by a Borrower or Guarantor in favor or for the benefit of Agent listed on Schedule 1.97 or any other such agreements at any time after the date hereof executed and delivered to and in favor or for the benefit of, Agent, as the same now or may hereafter exist or may be amended, modified, supplemented, extended, renewed, restated or replaced.

       1.98 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

       1.99 "Net Recovery Percentage" shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time determined on a "net orderly liquidation value" basis pursuant to the most recent acceptable appraisal of Inventory received by Agent in accordance with
Section 7.3, net of operating expenses, liquidation expenses and commissions likely to be incurred in connection with the liquidation of such Inventory as set forth in such appraisal, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

       1.100 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower or Guarantor under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

       1.101 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

       1.102 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

       1.103 "Pension Plan" shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

       1.104 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

       1.105 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years and to which a Borrower or Guarantor could have any liability.

       1.106 "PPSA" shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

       1.107 "Primary Marks" shall mean, collectively, the trademarks owned by a US Borrower or any of its Subsidiaries listed on Schedule 1.107 hereto, together with any other trademarks of any Borrower or Guarantor that at any time after the date hereof are used in the manufacture, sale or distribution of more than ten (10%) percent of the value of the Inventory of Borrowers and Guarantors (on a consolidated basis) or Inventory that accounted for more than ten (10%) percent of the sales of US Borrower and its Subsidiaries (on a consolidated basis) in the period consisting of the four (4) immediately preceding fiscal quarters (treated as a single accounting period); sometimes being referred to herein individually as a "Primary Mark".

       1.108 "Primary Product Lines" shall mean, collectively, the types and categories of Inventory listed on Schedule 1.108 hereto; sometimes being referred to herein individually as a "Primary Product Line".

       1.109 "Prime Rate Loans" shall mean US Dollar Prime Rate Loans and Canadian Dollar Prime Rate Loans.

       1.110 "Priority Payables" shall mean, as to any Borrower or Guarantor at any time, (a) the full amount of the liabilities of such Borrower or Guarantor at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Eligible Accounts or Eligible Inventory of such Borrower or Guarantor under Federal, Provincial, State, county, district, municipal, or local law in Canada or
(ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers' compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (b) the amount equal to the percentage applicable to Inventory in the calculation of the Borrowing Base multiplied by the aggregate Value of the Eligible Inventory of such Borrower or Guarantor which is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier's right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

       1.111 "Pro Rata Share" shall mean, as to any Lender, (a) with respect to the making or funding of any Loans or providing any Letter of Credit Accommodations under the US Credit Facility (whether directly or through Agent, a participation or otherwise), or any payments in respect thereof (whether of principal, interest, fees or otherwise), the fraction (expressed as a percentage) the numerator of which is such Lender's US Commitment and the denominator of which is the aggregate amount of all of the US Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof, (b) with respect to the making or funding of any Loans or providing any Letter of Credit Accommodations under the Canadian Credit Facility (whether directly or through Agent, a participation or otherwise) or any payments in respect thereof (whether of principal, interest, fees or otherwise), the fraction (expressed as a percentage) the numerator of which is such Lender's Canadian Commitment and the denominator of which is the aggregate amount of all of the Canadian Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof, and (c) as to all other matters, the fraction (expressed as a percentage) the numerator of which is the aggregate amount of such Lender's Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof, provided, that, if any of the US Commitments of Lenders have been terminated, as to any Lender, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations under the US Credit Facility and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations under the US Credit Facility and if any of the Canadian Commitments of Lenders have been terminated, as to any Lender, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations under the Canadian Credit Facility and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations under the Canadian Credit Facility and if any Commitments have been terminated, as to any Lender, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Accommodations under the Credit Facility and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations under the Credit Facility.

       1.112 "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income or capital, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

       1.113 "Quarterly Average Excess Availability" shall mean, at any time, the daily average of the aggregate amount of the Excess Availability of Borrowers for the immediately preceding fiscal quarter based on the books and records of Agent.

       1.114 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor owned in fee simple, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

       1.115 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor and including all loans under or pursuant to the Intercompany Loan Agreement or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

       1.116 "Records" shall mean, as to each Borrower and Guarantor, all of such Borrower's and Guarantor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

       1.117 "Reference Bank" shall mean Wachovia Bank, National Association, or any successor thereto or such other major U.S. bank as Agent may designate. For purposes hereof, a "major U.S. Bank" shall be any commercial bank organized under the laws of the United States, or any State thereof, or the District of Columbia that is a member of the Federal Reserve System and has combined capital and surplus and undivided profits of not less than $500,000,000.

       1.118 "Refinancing Indebtedness" shall have meaning set forth in
Section 9.9 hereof.

       1.119 "Register" shall have the meaning set forth in Section 13.7 hereof.

       1.120 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

       1.121 "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the business and operations of Borrowers and Guarantors (taken as a whole) or (iii) the security interests and other rights of Agent, Canadian Lender or any other Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or
(c) to reflect outstanding Letter of Credit Accommodations as provided in
Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or (e) to reflect the amounts of the Priority Payables or (f) to reflect Agent's good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets. Without limiting the generality of the foregoing, Reserves may be established to reflect: (i) dilution with respect to the accounts of a Borrower or Guarantor (based on the ratio of the aggregate amount of non-cash reductions in accounts for any period to the aggregate dollar amount of the sales of such Borrower or Guarantor for such period) exceeds or is reasonably anticipated to exceed five (5%) percent; (ii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory (other than seasonal changes consistent with the experiences of Borrowers and Guarantors over the immediately preceding five (5) consecutive years prior to the date hereof); (iii) material decreases in the percentage of finished goods Inventory pre-sold against firm purchase orders; (iv) increases in inventory markdown reserves that are not otherwise accounted for in the most recent inventory appraisal received by Agent; (v) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower or Guarantor, but not to exceed the amount of the royalties and other fees and charges relating to Inventory sold or then existing Inventory to be sold payable to such owners and licensors by such Borrower or Guarantor; (vi) the fair market value of any of the Eligible Real Property as set forth in the most recent acceptable appraisal has declined so that the US Real Property Availability is greater than the amount equal to sixty (60%) percent of the fair market value of the Eligible Real Property; and (vii) the sales, excise or similar taxes to the extent included in the amount of any Accounts reported to Agent. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith. To the extent that Agent shall have established a Reserve to address an event, condition or matter in a manner satisfactory to Agent, the percentages set forth in the definition of the Borrowing Base shall not be reduced to address the same event, condition or matter. In the event that the event, condition or other matter giving rise to the establishment of any such Reserve shall cease to exist for a period of thirty (30) consecutive days (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Reserve established pursuant to such event condition or matter shall be discontinued.

       1.122 "Senior Notes" shall mean, collectively, the 12 1/2% Senior Unsecured Notes due 2003 issued by US Borrower in the original aggregate principal amount of $25,321,000 pursuant to the Senior Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

       1.123 "Senior Indenture" shall mean the Indenture, dated as of January 16, 2002, by and between US Borrower, as issuer, and Bank One, Columbus, N.A., as trustee, with respect to the Senior Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

       1.124 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

       1.125 "Special Agent Advances" shall have the meaning set forth in
Section 12.11 hereof.

       1.126 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

       1.127 "Subsidiary Collection Accounts" shall mean, collectively, the deposit accounts of Guarantors listed on Schedule 8.10 to the Information Certificate designated as accounts into which proceeds of Receivables and other Collateral are deposited, the available funds from which are remitted on a regular basis to the Concentration Account, and which are subject to a Deposit Account Control Agreement, and any successor deposit accounts at any time hereafter established by any Guarantor in accordance with the terms hereof for the same purpose

       1.128 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Agent or any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

       1.129 "UCC" shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time.

       1.130 "US Borrower" shall mean Hartmarx Corporation, a Delaware corporation, and its successors and assigns.

       1.131 "US Borrowing Base" shall mean, at any time, as to US Borrower, the amount equal to:

              (a) the lesser of:

                     (i) the amount equal to: (A) eighty-five (85%) percent of the Eligible Accounts of US Borrower and the Borrowing Base Guarantors, plus (B) the sum of: (1) the lesser of thirty-five (35%) percent multiplied by the Value of the Eligible Inventory of US Borrower and the Borrowing Base Guarantors consisting of piece goods and trim or eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (2) the lesser of seventy (70%) percent multiplied by the Value of the Eligible Inventory of US Borrower and the Borrowing Base Guarantors consisting of finished goods or eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Inventory, plus (C) the US Real Property Availability on and after the date of the satisfaction of the conditions as set forth in Section 4.3 hereof, or

                     (ii) the US Loan Limit,

                                   minus

              (b) Reserves attributable to US Borrower and Borrowing Base Guarantors.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory of US Borrower and Borrowing Base Guarantors as Loans to US Borrower to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory of US Borrower and Borrowing Base Guarantors being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of US Borrower and the Borrowing Base Guarantors shall, at Agent's option, be determined based on the amount of Inventory set forth in the general ledger of such Borrower or Guarantor or the perpetual inventory records maintained by such Borrower or Guarantor.

       1.132 "US Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signatures pages hereto designated as the US Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "US Commitments".

       1.133 "US Companies" shall mean, collectively, US Borrower and Guarantors; sometimes being referred to herein individually as a "US Company".

       1.134 "US Credit Facility" shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of US Borrower or a Guarantor pursuant to Sections 2.1 and 2.2 hereof.

       1.135 "US Dollar Equivalent" shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the Exchange Rate in effect on the Business Day of determination.

       1.136 "US Dollar Loans" shall mean any Loans or portion thereof which are denominated in US Dollars.

       1.137 "US Dollars", "US$" and "$" shall each mean lawful currency of the United States of America.

       1.138 "US Lenders" shall mean, collectively, all Lenders other than Canadian Lender; sometimes being referred to herein individually as a "US Lender".

       1.139 "US Loan Limit" shall mean $190,000,000.

       1.140 "US Prime Rate" shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

       1.141 "US Prime Rate Loans" shall mean any US Dollar Loans or portion thereof on which interest is payable based on the US Prime Rate in accordance with the terms thereof.

       1.142 "US Real Property Availability" shall mean the amount equal to the lesser of: (a) $8,000,000 or (b) sixty (60%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable appraisal of such Real Property received by Agent in accordance with
Section 4.3 or 7.4 hereof; provided, that, the US Real Property Availability shall be reduced as of the first day of each month, commencing on the first day of the month after the US Real Property Availability is included in the calculation of the Borrowing Base, by an amount equal to the initial US Real Property Availability divided by sixty (60).

       1.143 "Value" shall mean the US Dollar Equivalent with respect to Inventory equal to (a) the lower of cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or Guarantor to the extent the same is reflected in the cost of such Inventory or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

       1.144 "VAT" shall mean Value Added Tax imposed in Canada or any other jurisdiction and any equivalent tax applicable in any jurisdiction and including any goods and services tax.

       1.145 "Voting Stock" shall mean with respect to any Person, (a) one
(1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

       1.146 "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing
(a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

SECTION 2.     CREDIT FACILITIES.
               -----------------

         2.1     Loans.
                 -----

                  (a) Subject to and upon the terms and conditions contained herein, each US Lender severally (and not jointly) agrees to make its Pro Rata Share of US Dollar Loans to US Borrower from time to time in amounts requested by such Borrower up to the amount outstanding at any time equal to the lesser of: (A) the US Borrowing Base at such time or (ii) the US Loan Limit at such time.

                  (b) Subject to and upon the terms and conditions contained herein, Canadian Lender agrees to make US Dollar Loans or Canadian Dollar Loans to Canadian Borrowers from time to time in amounts and denominated in the currency requested by such Borrower (or US Borrower on behalf of such Borrower) up to the amount outstanding at any time equal to the lesser of: (i) the Canadian Borrowing Base at such time or (ii) the Canadian Loan Limit at such time.

                  (c) Except as Agent may otherwise agree (but only with the consent of all Lenders), or as otherwise provided herein, (i) the aggregate principal amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit,
(ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to US Borrower shall not exceed the lesser of the US Borrowing Base or the US Loan Limit, (iii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Canadian Borrowers shall not exceed the lesser of the Canadian Borrowing Base or the Canadian Loan Limit, and (iv) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrowers based on the Eligible Inventory of Borrowers shall not exceed the Inventory Loan Limit. Except as Agent may otherwise agree (with or without the consent of Lenders), the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrowers based on the Eligible Inventory consisting of piece goods and trim shall not exceed the US Dollar Equivalent of $20,000,000, and the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time to Borrowers based on the Eligible Inventory consisting of trim shall not exceed the US Dollar Equivalent of $3,000,000.

                  (d) In the event that (i) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to US Borrower exceeds the US Borrowing Base or the US Loan Limit, or (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to Canadian Borrowers exceeds the Canadian Borrowing Base or the Canadian Loan Limit, or (iii) the aggregate principal amount of Loans and Letter of Credit Accommodations outstanding to Borrowers based on the Eligible Inventory of Borrowers exceeds the Inventory Loan Limit, or (iv) the aggregate principal amount of Loans and Letter of Credit Accommodations based on the Eligible Inventory consisting of piece goods and trim exceeds either of the applicable sublimits with respect thereto set forth in
Section 2.1(c) above, or (v) the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, any such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and US Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent and Canadian Borrowers shall, upon demand by Agent which may be made at any time or from time to time immediately repay to Canadian Lender, the entire amount of any such excess(es) for which payment is demanded.

         2.2      Letter of Credit Accommodations.
                  -------------------------------

                  (a) Subject to and upon the terms and conditions contained herein, (i) at the request of US Borrower or a Borrowing Base Guarantor, Agent agrees, for the ratable risk of each US Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations denominated in US Dollars, Canadian Dollars, Euros, Japanese Yen, British Pounds, Hong Kong Dollars and other foreign currencies available from the issuer of such Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof and (ii) at the request of a Canadian Borrower (or US Borrower on behalf of such Borrower), Canadian Lender agrees to provide or arrange for Letter of Credit Accommodations denominated in US Dollars, Canadian Dollars, Euros, Japanese Yen, British Pounds, Hong Kong Dollars and other foreign currencies available from the issuer of such Letter of Credit Accommodations as a Canadian Borrower (or US Borrower on behalf of such Borrower) may specify, for the account of such Borrower containing terms and conditions acceptable to Agent (in the case of US Borrower) or Canadian Lender (in the case of a Canadian Borrower) and the issuer thereof. Any payments made by Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to the applicable Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be). Letter of Credit Accommodations issued at the request of a Borrowing Base Guarantor shall be deemed requested by and for the account of US Borrower for purposes hereof and for the account of such Borrowing Base Guarantor for purposes of the issuer of such Letter of Credit Accommodation.

                  (b) In addition to any charges, fees or expenses charged by any issuer (or any correspondent of any issuer or any bank or other person used by any beneficiary, if any) in connection with the Letter of Credit Accommodations, US Borrower shall pay to Agent for the benefit of US Lenders a letter of credit fee in respect of Letter of Credit Accommodations issued for the account of US Borrower or any Guarantor and Canadian Borrowers shall pay to Agent for the benefit of Canadian Lender a letter of credit fee in respect of Letter of Credit Accommodations issued for the account of a Canadian Borrower, in each case at a rate equal to two (2%) percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require US Borrower to pay to Agent for the ratable benefit of US Lenders, and Canadian Lender may require Canadian Borrowers to pay to Agent for the benefit of Canadian Lender, such letter of credit fee at a rate equal to four (4%) percent per annum on such daily outstanding balance for:
(i) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty-five (365) day year as to Letter of Credit Accommodations denominated in Canadian Dollars and a three hundred sixty (360) day year as to Letter of Credit Accommodations denominated in US Dollars, and in each case, actual days elapsed and the obligation of Borrowers to pay such fee as set forth in this Section 2.2(b) shall survive the termination or non-renewal of this Agreement.

                  (c) The Borrower or Borrowing Base Guarantor requesting such Letter of Credit Accommodation (or US Borrower on behalf of a Canadian Borrower) shall give Agent two (2) Business Days' prior written notice of such Borrower's or Guarantor's request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day and in no event shall the expiration date of any Letter of Credit Accommodation be a date less than five (5) Business Days prior to the Maturity Date ), the purpose for which such Letter of Credit Accommodation is to be issued, the beneficiary of the requested Letter of Credit Accommodation and the currency in which the Letter of Credit Accommodation is to be denominated. The Borrower or Borrowing Base Guarantor requesting the Letter of Credit Accommodation (or US Borrower on behalf of such Borrower or Guarantor) shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

                  (d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower or Borrowing Base Guarantor requesting such Letter of Credit Accommodation (or US Borrower on behalf of a Canadian Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent (but which shall not require Borrowers to breach the terms of this Agreement), for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; (iii) after giving effect to the issuance of such Letter of Credit Accommodations, the aggregate amount of Letter of Credit Accommodations denominated in foreign currencies shall not exceed the US Dollar Equivalent of $20,000,000 and the aggregate amount of Letter of Credit Accommodations denominated in foreign currencies other than Euros, Yen, British Pounds, Canadian Dollars and Hong Kong Dollars shall not exceed the US Dollar Equivalent of $5,000,000 and (iv) the Excess Availability of the Borrower requesting such Letter of Credit Accommodation (or in the case of a Borrowing Base Guarantor requesting such Letter of Credit Accommodation, the Excess Availability of US Borrower), prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer or to a Borrower or Borrowing Base Guarantor (and the importing of the goods being purchased is handled by a Customs Broker that has satisfied the requirements set forth in the definition thereof), the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer or to a Borrower or Borrowing Base Guarantor (or the importing of any goods subject thereto is not handled by a customs broker or other third party that has satisfied the requirements for a Customs Broker set forth in the definition thereof) in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iv)(A) or Section 2.2(d)(iv)(B).

                  (e) Except in Agent's discretion, with the consent of all Lenders, the undrawn face amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith (including pursuant to steamship and airway guarantees, indemnities or delivery orders) shall not at any time exceed the US Dollar Equivalent of $50,000,000.

                  (f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or wilful misconduct of Agent or such Lender, as the case may be, as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of (as opposed to the issuer) any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State, Provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or wilful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

                  (g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, (i) in the case of a Letter of Credit Accommodation for the account of the US Borrower or any Guarantor, Borrowers and Guarantors shall, and (ii) in the case of a Canadian Borrower, Canadian Borrowers shall, in each case at Agent's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into such Borrower's or Guarantor's possession, to deliver them, upon Agent's request, to Agent in their original form; provided, that, Agent shall not exercise its rights under this clause (g) to have such persons deliver any cash, checks, documents or instruments (so long as such documents or instruments are held by a Customs Broker) or Inventory to Agent unless a Default or Event of Default shall exist or have occurred and be continuing. At any time that a Default or Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall also, at Agent's request, designate Agent (or the issuer of the Letter of Credit Accommodation with respect thereto as Agent may specify) as the consignee on all bills of lading and other negotiable and non-negotiable documents.

                  (h) Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations (provided that to the extent that the originals of such instruments, documents, and other writings and property may be delivered to a Customs Broker, only copies thereof shall be provided to Agent) and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor (provided, that, such rights of Agent to provide such instructions and agreements shall be subject to the rights of Borrowers to provide instructions and agreements with respect to certain matters arising in connection therewith as set forth below). Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

                  (i) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and on and after written notice from Agent to US Borrower, Borrowers and Guarantors shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods,
(iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of maturity of, time of payment for or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions acceptances thereunder. Agent may take such actions either in its own name or in any Borrower's or Guarantor's name.

                  (j) At any time, so long as no Event of Default exists or has occurred and is continuing, a Borrower may, with Agent's consent, (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder. A Borrower may approve or resolve any questions of non-compliance of documents or give instructions as to acceptance or rejection of any goods with Agent's consent.

                  (k) Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

                  (l) Immediately upon the issuance or amendment of any Letter of Credit Accommodation for or on behalf of US Borrower or a Borrowing Base Guarantor, each US Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

                  (m) Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that US Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each US Lender of the unreimbursed amount of such payment and each US Lender agrees, upon one (1) Business Day's notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation provided to US Borrower in an amount equal to its Pro Rata Share of the unpaid amount The obligation of each US Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a US Lender when due, Agent shall be entitled to recover such amount on demand from such US Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by US Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

                  (n) Notwithstanding anything to the contrary contained in this Section 2.2, no Canadian Borrower shall have any obligation to any person with respect to a Letter of Credit Accommodation issued for the account of US Borrower or any Guarantor.

         2.3 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

         2.4      Additional Borrowing Base Guarantors.
                  ------------------------------------

                  (a) At any time after the date hereof, US Borrower may, at its option, upon prior written notice to Agent request that a Guarantor be deemed to be a Borrowing Base Guarantor. The Guarantor specified by US Borrower in such request shall be deemed a Borrowing Base Guarantor on the Business Day after each of the following conditions precedent have been satisfied: (i) Agent shall have conducted a field examination with respect to the assets, business and operations of such Guarantor in nature and scope reasonably acceptable to Agent (and at Agent's option, at Borrowers' expense, obtained an appraisal of such Inventory by an appraiser acceptable to Agent and in form, scope and methodology to Agent and addressed to Agent and upon which Agent is expressly permitted to rely, which appraisal shall be in addition to any appraisals which Agent may obtain pursuant to its rights under Section 7.3 hereof), the results of which shall be satisfactory to Agent and ten (10) Business Days shall have elapsed after the completion of Agent's final written report of such field examination (and receipt by Agent of the final appraisal of the Inventory of such Guarantor in the event Agent exercises its option to require such an appraisal) and any Accounts and Inventory of such Guarantor shall only be Eligible Accounts and Eligible Inventory to the extent the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto (or such other or additional criteria as Agent may establish with respect thereto and subject to such Reserves as Agent may establish in accordance with this Agreement) and (ii) no Default or Event of Default shall exist or have occurred and be continuing.

                  (b) On or about the date that a Guarantor shall become a Borrowing Base Guarantor, proceeds of Loans shall be used by US Borrower to make loans to such Guarantor under the Intercompany Credit Facility of such Guarantor with US Borrower.


SECTION 3.        INTEREST AND FEES
                  -----------------

         3.1      Interest.
                  --------

                  (a) US Borrower shall pay to Agent, for the ratable benefit of US Lenders, and Canadian Borrowers shall pay to Agent, for the benefit of Canadian Lender, interest on the outstanding principal amount of the Loans at the then applicable Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

                  (b) Each Borrower (or US Borrower on behalf of a Canadian Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or US Borrower on behalf of a Canadian Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or US Borrower on behalf of Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) such Borrower (or US Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to US Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than eight (8) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

                  (c) Any Eurodollar Rate Loans shall automatically convert to US Prime Rate Loans in the case of US Dollar Loans or to Canadian Prime Rate Loans in the case of Canadian Dollar Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent's option, upon notice by Agent to US Borrower, be subsequently converted to US Prime Rate Loans in the case of US Dollar Loans or to Canadian Prime Rate Loans in the case of Canadian Dollar Loans in the event that this Agreement shall terminate or not be renewed. US Borrower shall pay to Agent, for the benefit of US Lenders, and Canadian Borrowers shall pay to Agent, for the benefit of Canadian Lender, in each case upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any such Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans (other than at the end of an Interest Period) pursuant to any of the foregoing.

                  (d) Interest shall be payable by US Borrower to Agent, for the account of US Lenders, and by Canadian Borrowers to Agent, for the account of Canadian Lender, monthly in arrears in the currency in which such Loans are denominated not later than the first day of each calendar month and shall be calculated on the basis of (i) a three hundred sixty-five (365) day year in the case of Canadian Dollar Loans and (ii) a three hundred sixty (360) day year in the case of US Dollars Loans, and in each case based on actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate or US Prime Rate, as applicable, effective on the first day of the month after any such change occurs. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by or on behalf of a Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent or any Lender to contract for, charge or receive, in any event, interest exceeding the maximum non-usurious rate of interest under applicable Federal, State or Provincial Law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of Indebtedness of a Borrower to Agent or any Lender (the "Maximum Interest Rate"). In no event shall a Borrower be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel such Borrower to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower and Guarantor acknowledges and stipulates that any such contract, charge or receipt is not intended, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower (or US Borrower on behalf of such Borrower), it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower and Guarantor recognizes that, with fluctuations in the rate of interest set forth in this Section
3.1 and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (A) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (B) each Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

                  (e) For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant thereto at a rate based upon a three hundred sixty (360) day year or three hundred sixty-five (365) day year (the "First Rate"), the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by three hundred sixty (360) or three hundred sixty-five (365), as applicable.

                  (f) Notwithstanding the provisions of this Section 3 or any other provision of this Agreement, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the Criminal Code (Canada)) with respect to any Loans by or on behalf of Canadian Lender exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest for such purpose shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan by or on behalf of Canadian Lender, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent will be conclusive for the purposes of such determination.

                  (g) A certificate of an authorized signing officer of Agent as to each rate of interest payable hereunder from time to time absent manifest error shall be conclusive evidence of such rate.

                  (h) For greater certainty, unless otherwise specified in this Agreement or any of the other Financing Agreements, as applicable, whenever any amount is payable under this Agreement or any of the other Financing Agreements by Borrowers as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the "deemed reinvestment principle" or the "effective yield method." As an example, when interest is calculated and payable monthly, the rate of interest payable per month is one twelfth (1/12) of the stated rate of interest per annum.

         3.2      Fees.
                  ----

                  (a) US Borrower shall pay to Agent for the ratable benefit of Lenders monthly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which the Maximum Credit as then in effect exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears. The percentage used for determining the unused line fee shall be three-eighths (3/8%) percent, provided, that, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the fiscal quarter ending on or about November 30, 2002), the percentage used for determining the unused line fee shall be as set forth below if either the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage or the Leverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

      Quarterly Average                                             Unused Line
     Excess Availability           Leverage Ratio                 Fee Percentage
------------------------------     --------------                 --------------
(i)    $45,000,000 or more         2.00 to 1.00 or less                 3/8%

(ii)   Greater than or equal       Greater than 2.00 to 1.00            3/8%
       to $30,000,000 and          but equal to or less
       less than $45,000,000       than 3.00 to 1.00

(iii)  Greater than or equal       Greater than 3.00 to 1.00            3/8%
       to $15,000,000 and          but equal to or less
       less than $30,000,000       than 4.00 to 1.00

(iv)   Less than $15,000,000       Greater than 4.00 to 1.00            1/2%

provided, that, (A) the unused line fee percentage shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on or about November 30, 2002) and (B) the unused line fee percentage shall be the lower percentage set forth above based on the Quarterly Average Excess Availability or the Leverage Ratio.

               (b) US Borrower agrees to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

         3.3   Changes in Laws and Increased Costs of Loans.
               --------------------------------------------

               (a) Other than with respect to the indemnification obligations of Borrowers and Guarantors to Agent and Lenders that are subject to Section 6.12 hereof, if after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to a Lender or any banking or financial institution from whom Lender borrows funds or obtains credit (a "Funding Bank"), which Funding Bank is a commercial bank or other financial institution having combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost setting forth in reasonable detail the basis for such increased cost and the calculation of the amount thereof shall be submitted to US Borrower by or on behalf of the Lender seeking indemnification therefor or by Agent on its behalf and shall be conclusive, absent manifest error.

               (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period,
(ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to US Borrower as soon as practicable thereafter, and will also give prompt written notice to US Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall a Borrower (or US Borrower on behalf of a Canadian Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

               (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to US Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

               (d) Borrowers and Guarantors shall indemnify each Lender and hold each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by a Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or US Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by a Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market as set forth in a certificate from or on behalf of Agent or such Lender to US Borrower setting forth the calculation of such amount. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

               (e) If a Borrower is required to pay additional amounts to any US Lender pursuant to Section 3.3(a) that increase the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other US Lenders, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office with respect to making Eurodollar Rate Loans so as to eliminate any such additional payment by US Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender. In the event that any one or more US Lenders, pursuant to Section 3.3(a) hereof, incur any increased costs (other than increased costs to the extent such increased costs are not a recurring cost) for which any such Lender demands compensation pursuant to Section 3.3(a) hereof which increases the effective lending rate of such Lender with respect to its share of the Loans to greater than one-eighth (1/8%) percent in excess of the percentage of the effective lending rate of the other US Lenders and such Lender has not mitigated such costs within sixty (60) days after receipt by such Lender from US Borrower of a written notice that such Lender's effective lending rate has so exceeded the effective lending rate of the other US Lenders, then and in any such event, US Borrower may substitute another financial institution which is an Eligible Transferee acceptable to Agent for such US Lender to assume the Commitment of such Lender and to purchase the Loans of such Lender hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans owing to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees and other amounts in respect of such Lender's Commitment and share of the Loans (other than any early termination fee). Upon such purchase such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder and under the other Financing Agreements upon payment in full of all of the Obligations other than as to any early termination fee) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Lender hereunder and thereunder. Agent and Lenders shall cooperate with US Borrower to amend the Financing Agreements to reflect such substitution. In no event may US Borrower replace a Lender that is also Agent or an issuer of a Letter of Credit Accommodation.


SECTION 4.     CONDITIONS PRECEDENT
               --------------------

         4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

               (a) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) the authorization to prepare and file UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor,
(ii) PPSA terminations or hypothec discharges for all PPSA financing statements or hypothecs previously filed or registered by it or them or their predecessors, as secured party and any Borrower or Guarantor, as debtor, and (iii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

               (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

               (c) no act, condition or event shall have occurred since the date of Agent's latest field examination (not including for this purpose the field review referred to in clause (d) below) that has or is reasonably likely to have Material Adverse Effect;

               (d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall not be inconsistent with the reviews performed by or on behalf of Agent or Lenders prior to such review, not more than three (3) Business Days prior to the date hereof and in addition, Agent shall have received the results of the most recent physical counts of inventory of Borrowers and Guarantors and any adjustments to standard costs as a result of such physical counts;

               (e) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons (other than Deposit Account Control Agreements not required to be obtained under clause (h) below) which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral of the US Borrowers Companies in favor of Agent and the hypothecs, the security interests in and liens of Canadian Lender upon the Collateral of the Canadian Borrowers, or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, provided, that, the failure to deliver a Collateral Access Agreement as to a specific leased location shall not be a condition of closing, so long as all other conditions are met after giving effect to any Reserves established by Agent in respect of amounts due or to become due to the owner or lessor thereof as provided for in the definition of Eligible Inventory herein;

               (f) the aggregate amount of the Excess Availability of Borrowers, as of the date hereof, shall be not less than $25,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder and after provision for payment of all fees and expenses of the transaction;

               (g) Agent shall have received a Borrowing Base Certificate setting forth the Loans available to Borrowers as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of US Borrower;

               (h) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower or Guarantor has a deposit account (other than as to those deposit accounts for which Agent is not requiring a Deposit Account Control Agreement as of the date hereof), in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be;

               (i) Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has valid perfected and first priority security interests in and liens upon the Collateral of the US Companies and Canadian Lender has a valid perfected and first priority security interests in, and liens and first ranking hypothec upon, the Collateral of the Canadian Borrowers subject only to the security interests and liens permitted herein or in the other Financing Agreements (and in each case other than as to such deposit accounts or such other assets for which Agent has not required that its security interests and/or liens be perfected as of the date hereof);

               (j) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

               (k) Agent shall have received, in form and substance satisfactory to Agent, a valid and effective title insurance policy issued by a company and agent acceptable to Agent: (i) insuring the priority, amount and sufficiency of the Mortgages and (ii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent for protection of its interests;

               (l) Agent shall have received originals of the shares of the stock certificates representing all of the issued and outstanding shares of the Capital Stock of any Borrower and Guarantor (other than US Borrower) organized under the laws of any State of the United States of America and stock certificates representing sixty-five (65%) percent of the issued and outstanding shares of any Borrower or Guarantor organized under the laws of any jurisdiction outside the United States of America and in each case owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;

               (m) Agent shall have received the originals of each of the Intercompany Loan Agreements as duly authorized, executed and delivered by the parties thereto and the terms and conditions thereof shall be in form and substance satisfactory to Agent in good faith and evidence that the Intercompany Loan Agreements are valid and enforceable and in full force and effect, and the terms and conditions thereof shall be reasonably satisfactory to Agent and Agent shall have perfected, first priority security interests in and liens upon all rights, remedies and benefits of US Borrower thereunder, and such security interests and liens shall be acknowledged and agreed to by Guarantors, in each case in form and substance reasonably satisfactory to Agent and the obligations of Guarantors to US Borrower pursuant to such intercompany arrangements and the security interests and liens securing such obligations shall be subject and subordinate in right of payment and in priority to the rights and liens of Agent and Lenders pursuant to a subordination agreement, in form and substance satisfactory to Agent in good faith, by and among US Borrower, Guarantors and Agent;

               (n) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

               (o) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel(s) to Borrowers with respect to the Financing Agreements, the Intercompany Loan Agreements, the security interests, liens and hypothecs of Agent and Canadian Lender with respect to the Collateral, the security interests and liens of US Borrower with respect to the assets and properties of Borrowing Base Guarantors pursuant to the Intercompany Loan Agreements and such other matters as Agent may reasonably request (and including opinion letters of US counsel and Canadian counsel to Borrowers and Guarantors); and

               (p) the other Financing Agreements shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

         4.2   Conditions Precedent to All Loans and Letter of
               Credit Accommodations.
               -----------------------------------------------

               (a) Each of the following is an additional conditions precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations (other than the conversion of Eurodollar Rate Loans to Prime Rate Loans in accordance with the terms hereof):

                     (i) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

                     (ii) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; and

                     (iii)no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

               (b) In addition to the other conditions precedent to Agent and Lenders making Loans and/or providing Letter of Credit Accommodations to Canadian Borrowers, the conditions to such Loans and Letter of Credit Accommodations by or on behalf of Canadian Lender shall also include that no requirement of the Minister of National Revenue for payment pursuant to
Section 224, or any successor section, of the Income Tax Act (Canada) or
Section 317, or any successor section of the Excise Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any other Person in respect of a Canadian Borrower or otherwise issued in respect of a Canadian Borrower.

         4.3 Conditions Precedent to US Real Property Availability. Upon the written request of US Borrower, the US Real Property Availability shall be included in the calculation of the US Borrowing Base on the Business Day after each of the following conditions precedent have been satisfied:

               (a) Agent shall have received environmental audits of the Real Property subject to the Mortgages conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology reasonably satisfactory to Agent, confirming (A) such Borrower or Guarantor is in compliance with all material applicable Environmental Laws and (ii) the absence of any material environmental problems (provided, that, to the extent that the results of such environmental audits disclose any condition, event or circumstance that would adversely affect the value of the Real Property or the ability of Agent to realize thereon, Agent may upon the US Real Property Availability being included in the calculation of the Borrowing Base establish Reserves to reflect such adverse affect (and the amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith) or if material as to a particular property determine that such property should not be considered Eligible Real Property);

               (b) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has valid and enforceable, first priority (subject to liens permitted hereunder or under the other Financing Agreements) mortgage and lien upon, and security interest in, the Real Property of US Borrower and Guarantors that are subject to the Mortgages;

               (c) Agent shall have received a written appraisal as to the owned Real Property of Borrowers and Guarantors subject to the Mortgages, at the expense of Borrowers, by an appraiser acceptable to Agent, addressed to Agent and on which Agent and Lenders are expressly permitted to rely, in form, scope and methodology reasonably satisfactory to Agent;

               (d) Agent shall have received ALTA certified surveys of the Real Property subject to the Mortgages, completed not more than ninety (90) days prior to the date that the US Real Property Availability is included in the Borrowing Base by a registered land surveyor certified by such surveyor to Agent and the title insurance company indicating, among other things, exterior boundary lines, measurements of the distance between buildings and boundary lines, locations of fences, drives, utility and other easements, encroachments, existing buildings, ingress and egress and with a legal description, together with endorsements or amendments to the title insurance policies with respect to the Mortgages deleting all survey exceptions to the insurance coverage provided to Agent thereunder and adding such additional endorsements to the insurance coverage available based on the survey of the Real Property subject to the Mortgages being available;

               (e) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that each Borrowing Base Guarantor that is an owner of Real Property subject to a Mortgage has executed and delivered a valid, binding and enforceable mortgage in favor of US Borrower with respect to such Real Property and that US Borrower has a valid and enforceable, second priority mortgage and lien upon, and security interest in, the Real Property of each of such Borrowing Base Guarantors that are subject to the Mortgages (subject to the first priority mortgage and lien of Agent);

               (f) no Default or Event of Default shall exist or have occurred and be continuing;

               (g) Agent shall have received, in form and substance reasonably satisfactory to Agent, opinion letters of counsel to Borrowers and Guarantors with respect to the enforceability of Mortgages for the Real Property (including, as to each Mortgage, that the Mortgage is in proper form under the applicable state law, that the Mortgage creates a valid mortgage lien on the Real Property described therein, that it is valid, binding and enforceable and such other matters as Agent may reasonably require) from counsel licensed to practice law in each of the jurisdictions where such Real Property is located; and

               (h) each of the conditions set forth above shall have been satisfied by no later than October 31, 2003.


SECTION 5.     GRANT AND PERFECTION OF SECURITY INTEREST
               -----------------------------------------

         5.1   Grant of Security Interest.
               --------------------------

               (a) To secure payment and performance of its Obligations, each US Company hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and each Canadian Borrower hereby grants to Canadian Lender a continuing security interest in, a lien upon, and a right of set off against, all personal property and fixtures, and interests in personal property and fixtures, of each such Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the "Collateral"), including:

                     (i)  all Accounts;

                     (ii) all general intangibles, including, without limitation, all Intellectual Property;

                     (iii)all goods, including, without limitation, Inventory and Equipment;

                     (iv) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

                     (v) all instruments, including, without limitation, all promissory notes;

                     (vi) all documents;

                     (vii) all deposit accounts;

                     (viii) all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

                     (ix) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral,
(B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

                     (x) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

                     (xi) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

                     (xii) to the extent not otherwise described above, all Receivables;

                     (xiii) all Records;

                     (xiv) all products and proceeds of the foregoing, in any form, including insurance proceeds (other than business interruption insurance proceeds) and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral; and

                     (xv) as to Canadian Borrowers only, a hypothec to and in favor of Canadian Lender (as agent for itself and US Lender) to the extent of the sum of C$30,000,000 in lawful money of Canada with interest thereon at the rate of twenty-five (25%) percent, with respect to all of its rights and interests to the Collateral.

               (b) Notwithstanding anything to the contrary set forth in
Section 5.1(a) above, the types or items of Collateral described in such Section shall not include:

                     (i) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (B) so as to limit, impair or otherwise affect Agent's unconditional continuing security interests in and liens upon any rights or interests of a Borrower or Guarantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

                     (ii) the Capital Stock of Canadian Borrowers in excess of sixty-five (65%) percent of all of the issued and outstanding shares of Capital Stock of such Canadian Borrower;

                     (iii) the Capital Stock of Jaymar-Ruby, Inc.;

                     (iv) the rights of Borrowers and Guarantors to business interruption insurance;

                     (v) the Excluded Real Property;

                     (vi) the last day of the term of any lease or agreement to which the Canadian Borrower is a party therefor but upon enforcement of the security interest the applicable Canadian Borrower shall stand possessed of such last day in trust to assign the same to any person acquiring the term of the lease or agreement therefor.

               (c) Nothing contained in Section 5.1 hereof shall be construed to mean that the Collateral of Canadian Borrowers secures, directly or indirectly, the Obligations of US Borrower and Guarantors or to establish any obligations of Canadian Guarantors in respect of such Obligations of US Borrower and Guarantors. Nothing contained herein shall be construed to affect the security interest in, pledge of and lien upon, the Capital Stock of Canadian Borrowers granted to Agent by US Borrower.

         5.2   Perfection of Security Interests.
               --------------------------------

               (a) Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee (in the case of Collateral of US Borrowers and Guarantors) or Canadian Lender or its designee (in the case of Collateral of Canadian Borrowers) as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of
Article 9 of the Uniform Commercial Code of such jurisdiction or under the PPSA as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee or Canadian Lender as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent and Canadian Lender prior to the date hereof and ratifies and confirms the authorization of Agent and Canadian Lender to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee or Canadian Lender as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee or Canadian Lender as secured party and such Borrower or Guarantor as debtor, without the express prior written consent of Agent.

               (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate and except for checks deposited or to be deposited for collection in the ordinary course of business. In the event that any Borrower or Guarantor shall receive any chattel paper or instrument in excess of $100,000 after the date hereof (except for checks deposited or to be deposited for collection in the ordinary course of business), Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor, such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments (except for checks deposited or to be deposited for collection in the ordinary course of business) that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree, provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, Borrowers and Guarantors shall not be required to deliver to Agent any tangible chattel paper or instrument received after the date hereof until the aggregate amount of the monetary obligations evidenced thereby exceed $250,000. Upon Agent's request, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable:
"This [chattel paper][instrument] is subject to the security interest of [Congress Financial Corporation as Agent][Congress Financial Corporation (Canada)] and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party."

               (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in
Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent's request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

               (d) Each Borrower and Guarantor does not have any deposit accounts as of the date hereof having or reasonably anticipated to have a balance in excess of $50,000 (or the US Dollar Equivalent thereof), except as set forth in the Information Certificate (provided, that, the aggregate amount of the balances in all of those deposit accounts having a balance of less than $50,000 (or the US Dollar Equivalent thereof) does not, and shall not, exceed $250,000 or the US Dollar Equivalent thereof). Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five
(5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account or so long as no Default or Event of Default shall exist or have occurred and be continuing, promptly thereafter, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained, except, that, Borrowers and Guarantors shall not be required to comply with clauses (i), (ii) or (iii) of this subsection (d) as to any deposit account which at all times has a balance of less than $50,000 so long as the aggregate amount of all deposits in all such accounts is less than $250,000 and no Default of Event of Default shall exist or have occurred and be continuing. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's or Guarantor's salaried employees.

               (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

                     (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify; provided, that, if such certificated securities constitute shares of Capital Stock of a corporation constituting a "controlled foreign corporation" (as such term is defined in Section 957(a) of the Code or a successor provision thereof), then neither US Borrower nor any Guarantor shall be required to endorse, assign or deliver to Agent those certificates representing the number of shares of the issuer thereof exceeding sixty-five (65%) percent of the voting power of all classes of Capital Stock of such issuer entitled to vote. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall subject to the proviso contained in the immediately preceding sentence, as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

                     (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five
(5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

               (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument having a face amount of excess of $250,000 in any one case or $500,000 in the aggregate (or after notice by Agent to US Borrower, at any time after a Default or Event of Default shall exist or have occurred and for so long as the same is continuing, regardless of the amount thereof), whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. At any time that the aggregate amount of the Excess Availability of Borrowers is less than $25,000,000 or a Default or an Event of Default exists or has occurred and is continuing, such Borrower or Guarantor shall promptly, as Agent may specify, either (i) use all commercially reasonable efforts (including the payment of reasonable attorneys' fees and expenses of any person in connection therewith) to deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be), provided, that, upon Agent's request, Borrowers and Guarantors shall use their commercially reasonable efforts (without having to pay more than the customary fees of the applicable bank but including the payment of reasonable attorneys' fees and expenses of any person in connection therewith) to have such letter of credit, banker's acceptance or similar instrument be transferable.

               (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims in excess of $250,000, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent's request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in order to perfect its security interest in such commercial tort claim.

               (h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States or Canada in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent's request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

               (i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and (subject to liens permitted hereunder) first priority of, and the ability of Agent and Canadian Lender to enforce, the security interests of Agent or Canadian Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, the PPSA or other applicable law, to the extent, if any, that any Borrower's or Guarantor's signature thereon is required therefor,
(ii) causing Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, except that so long as no Default or Event of Default shall exist or have occurred and be continuing, Agent shall not exercise the rights under this clause (ii), (iii) complying with any provision of any statute, regulation or treaty of the United States or Canada as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent and Canadian Lender to enforce, the security interest of Agent or Canadian Lender in such Collateral, (iv) using its commercially reasonable efforts (but including the payment of reasonable attorneys' fees and expenses of any person in connection therewith) to obtain the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and (v) taking all actions required by any law, as applicable in any relevant jurisdiction (but not including the laws of any jurisdiction outside the United States of America or Canada as may be required with respect to trademarks registered in such jurisdiction).


SECTION 6.      COLLECTION AND ADMINISTRATION
                -----------------------------

         6.1 Borrowers' Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral,
(b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent's customary practices as in effect from time to time.

         6.2 Statements. Agent shall render to US Borrower each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from US Borrower of any specific exceptions of US Borrower thereto within thirty (30) days after the date such statement has been received by US Borrower. Until such time as Agent shall have rendered to US Borrower a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

         6.3   Collection of Accounts.
               ----------------------

               (a) Borrowers and Guarantors shall establish and maintain, at their expense, lockboxes and related blocked accounts (in either case, "Blocked Accounts"), with such banks as are reasonably acceptable to Agent into which Borrowers and Guarantors shall promptly deposit and direct their respective account debtors and other obligors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers and Guarantors shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. The Subsidiary Collection Accounts shall be the Blocked Accounts to which Guarantors shall deposit and direct their respective account debtors and other obligors to directly remit such payments as provided above. The amounts received in the lockboxes of each Guarantor shall be deposited in the Subsidiary Collection Accounts of such Guarantor and then as available transferred to the Concentration Account each Business Day. The Concentration Account shall be the Blocked Account to which US Borrower shall deposit and direct its account debtors and other obligors to directly remit such payments as provided above. The amounts received in the lockbox of a Canadian Borrower shall be deposited in a Blocked Account held in the name of such Canadian Borrower.

               (b) The Deposit Account Control Agreements with the depository banks at which the Blocked Accounts constituting the Subsidiary Collection Accounts are maintained shall provide that the items received for deposit therein, or the available funds from time to time on deposit therein will be transferred, each Business Day (or as to any such Subsidiary Collection Account until the balance of available funds therein is more than $25,000 then once each week) only to the Concentration Account. The Deposit Account Control Agreement of US Borrower with respect to the Concentration Account and all other Deposit Account Control Agreements with any US Company shall provide that the items received for deposit therein, or the available funds from time to time on deposit therein, will be transferred, upon written notice from Agent, only to the Agent Payment Account. The Deposit Account Control Agreements with the depository banks at which the Blocked Accounts of the Canadian Borrowers are maintained shall provide that the items received for deposit therein, or the available funds from time to time on deposit therein, will be transferred, upon written notice from Agent, to the Canadian Lender Payment Account. Until such time as Agent shall notify the depository bank at which the Concentration Account is maintained otherwise, such depository bank shall transfer the funds on deposit in the Blocked Accounts to such operating bank account of the applicable Borrower or Guarantor as US Borrower shall specify in writing to Agent. Agent will only instruct the depository bank at which the Concentration Account is maintained (or any of the other Deposit Account Control Agreements with a US Company other than those with respect to the Subsidiary Collection Accounts) to transfer all funds received or deposited into such Blocked Accounts to the Agent Payment Account (in the case of US Borrower and Guarantors) or to the Canadian Lender Payment Account (in the case of the Canadian Borrowers) at any time that either: (i) an Event of Default shall exist or have occurred and be continuing, or (ii) the aggregate amount of the Excess Availability of Borrowers shall be less than $25,000,000. In the event that at any time after Agent has instructed such depository banks to transfer such funds to the Agent Payment Account or the Canadian Lender Payment Account (as the case may be), each of the conditions set forth in clauses (i) and (ii) above do not exist or have not occurred and are not continuing for a period of not less than thirty (30) consecutive days, upon US Borrower's written request, Agent shall instruct such depository banks to transfer the funds on deposit in such accounts to such operating bank account of the applicable Borrower or Guarantor as US Borrower may specify in writing to Agent until such time as Agent is entitled to notify and shall notify the depository bank otherwise as provided above. Each Borrower and Guarantor agrees that, on and after the time that Agent has instructed the depository banks to transfer such funds to the Agent Payment Account or the Canadian Lender Payment Account (as the case may be) and for so long as such instructions are in effect, all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

               (c) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account (in the case of the US Companies) or the Canadian Lender Payment Account (in the case of the Canadian Borrowers) provided such payments and notice thereof are received in accordance with Agent's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

               (d) Each Borrower and Guarantor shall deposit or cause to be deposited in the Blocked Accounts, or remit or cause to be remitted, in kind, to Agent any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof. In no event shall the same be commingled with any Borrower's or Guarantor's own funds until such time as such funds may be transferred to an operating account of a Borrower or Guarantor prior to the exercise by Agent of its right under Section 6.3(b) to have funds remitted to the Agent Payment Account or Canadian Lender Payment Account, as the case may be. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent's payments to or indemnification of such bank or person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

         6.4   Payments.
               --------

               (a) All Obligations of US Borrower and Guarantors shall be payable to the Agent Payment Account and all Obligations of Canadian Borrowers shall be payable to the Canadian Lender Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay principal due in respect of the Loans; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines.

               (b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by US Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or in the event that there are no outstanding Prime Rate Loans, except that if there are no Prime Rate Loans outstanding, Agent may instead hold any payments received by Agent or any Lender as cash collateral for the Obligations rather than apply such amounts to any Eurodollar Rate Loans prior to the expiration of the Interest Period applicable thereto. Such cash collateral shall constitute part of the Collateral and shall be held by Agent in an account designated by Agent for such purposes in its books and records and may be commingled with Agent's own funds. So long as no Default or Event of Default shall exist or have occurred and be continuing and there is Excess Availability, amounts received by Agent from Borrowers pursuant to the foregoing which are not applied to the Obligations or are held as cash collateral pursuant to the provisions of this Section 6.4 shall, upon the request of US Borrower received by Agent on or before 12:00 noon Chicago time on any Business Day, be remitted to US Borrower.

               (c) Notwithstanding anything to the contrary contained in this Agreement, (i) all payments by or on behalf of a Canadian Borrower shall be applied only to pay Obligations of Canadian Borrowers, (ii) all payments by or on behalf of a US Company shall be applied first to pay Obligations of US Borrower, (iii) all payments in respect of the Obligations of a Canadian Borrower shall be applied first to Obligations denominated in the same currency as the payments received, provided that, with respect to this clause (iii), (A) payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of Agent,
(B) in the event that Agent elects to accept and apply such amounts when there are no Obligations (other than Letter of Credit Accommodations or other contingent Obligations) then outstanding in the same currency, Agent may, at its option (but is not obligated to), convert such currency received to the currency in which the Obligations are denominated at the Exchange Rate on such date (regardless of whether such rate is the best available rate) and (C) in such event, Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of any Borrower maintained by Agent) and (iv) to the extent any Borrower or Guarantor, directly or indirectly, uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

               (d) At Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged when due directly to the loan account(s) of any Borrower maintained by Agent. Except as otherwise specifically provided in Section 6.12 hereof, Borrowers and Guarantors shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(d) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section
6.4 shall survive the payment of the Obligations and the termination of this Agreement.

         6.5   Authorization to Make Loans.
               ---------------------------

               (a) Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be (and believed by Agent or Canadian Lender to be) an officer of US Borrower or a Canadian Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

               (b) All Loans provided to US Borrower shall be in or denominated in US Dollars and shall be disbursed only to bank accounts in the United States of America and all Loans provided to Canadian Borrowers shall be in or denominated in either Canadian Dollars or US Dollars as US Borrower or a Canadian Borrower may specify, except as Canadian Lender may otherwise specifically agree in writing and shall be disbursed only to bank accounts in Canada. Set forth on Schedule 8.10 to the Information Certificate are the bank accounts of each Borrower used by such Borrower for making payments of its Indebtedness and other obligations to which, as of the date hereof, proceeds of Loans may be disbursed.

         6.6   Use of Proceeds; Intercompany Loans.
               -----------------------------------

               (a) US Borrower shall use the initial proceeds of the Loans made by or on behalf of US Lenders to US Borrower hereunder on the day such Loans are made only for loans by US Borrower to the Borrowing Base Guarantors under the Intercompany Credit Facilities in the amounts set forth in the disbursement direction letter furnished by US Borrower to Agent on the date hereof, provided, that, each such Guarantor shall use the proceeds of the loans received by such Guarantor from US Borrower to repay Indebtedness of such Guarantor to US Borrower outstanding under the Intercompany Credit Facilities immediately prior thereto. US Borrower shall use the proceeds of the repayments it receives from Borrowing Base Guarantors to repay all of the Indebtedness of US Borrower to the Existing Lenders and for the other payments to the persons listed in the disbursement direction letter furnished by US Borrower to Agent on or about the date hereof.

               (b) Canadian Borrowers shall use the initial proceeds of the Loans made by or on behalf of Canadian Lender to Canadian Borrowers hereunder on the day such Loans are made only for payments to each of the persons listed in the disbursement direction letter furnished by US Borrower to Agent on or about the date hereof.

               (c) US Borrower shall only use the proceeds of all Loans after the date hereof either: (i) to make a substantially contemporaneous loan to a Guarantor pursuant to the Intercompany Credit Facility of US Borrower with such Guarantor to the extent permitted under Section 9.10(h) hereof, (ii) to make a substantially contemporaneous payment in respect of the Indebtedness of US Borrower evidenced by the Senior Notes to the extent permitted under Section 9.9 hereof, (iii) to make the loans or investments permitted under Section 9.10 hereof, (iv) to repurchase the shares of Capital Stock of US Borrower consisting of common stock to the extent permitted under Section 9.11 hereof, or (v) to make a substantially contemporaneous payment for legal and accounting, insurance, marketing, corporate management, payroll and similar types of services incurred or paid for by US Borrower on behalf of itself or any of its Subsidiaries in the ordinary course of their respective businesses or as the same may be directly attributable to any such Subsidiary (and in each case in accordance with current practices as of the date hereof) and for the payment of taxes by or on behalf of US Borrower or (vi) for other proper corporate purposes not otherwise prohibited by the terms hereof.

               (d) All loans made by US Borrower to any Guarantor or Letter of Credit Accommodations provided by Lender for the benefit of, or in connection with the business of, any Guarantor pursuant to the provisions hereof shall only be used by such Guarantor for general operating, working capital and other proper corporate purposes of such Guarantor not otherwise prohibited by the terms hereof.

               (e) None of the proceeds of the Loans or the Letter of Credit Accommodations or the loans by US Borrower to any Guarantor pursuant to the Intercompany Loan Agreements or otherwise shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or such intercompany loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

               (f) All proceeds of Loans to US Borrower shall be disbursed by Agent or US Lenders to one of the depository accounts of US Borrower or the Borrowing Base Guarantors listed on Schedule 8.10 to the Information Certificate which US Borrower shall designate to Agent at such time as US Borrower requests such Loan and an intercompany loan by US Borrower to such Borrowing Base Guarantor pursuant to the Intercompany Loan Agreements of US Borrower with such Borrowing Base Guarantor shall have been deemed made upon such disbursement of the proceeds of the Loan to such Guarantor; provided, that, except as Agent may elect, Agent and US Lenders shall not disburse proceeds of Loans to or for the benefit of any Borrowing Base Guarantor if after giving effect thereto any of the conditions with respect to any such loan set forth in Section 9.10(h) hereof are not satisfied.

         6.7 Appointment of US Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

               (a) Each Borrower and Guarantor hereby irrevocably appoints and constitutes US Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower and to request and receive intercompany loans pursuant to the Intercompany Loan Agreements in the name or on behalf of any Guarantor. Agent and Lenders may disburse the Loans to such bank account of a Borrower or a Guarantor or otherwise make such Loans to a Borrower or Guarantor and provide such Letter of Credit Accommodations to a Borrower or Guarantor as US Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, at any time on or after a Default or Event of Default shall exist or have occurred and be continuing, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower or that any intercompany loans to be made with the proceeds of any Loans be disbursed directly to an operating account of the Guarantor that is to receive the proceeds of such intercompany loans.

               (b) US Borrower hereby accepts the appointment by Borrowers and Guarantors to act as the agent of Borrowers and Guarantors pursuant to this Section 6.7. US Borrower shall ensure that the disbursement of any Loans to US Borrower the proceeds of which are to be used to make an intercompany loan to a Guarantor pursuant to the Intercompany Credit Facility of US Borrower with such Guarantor are paid to or for the account of such Guarantor.

               (c) Each other Borrower and Guarantor hereby irrevocably appoints and constitutes US Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

               (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by US Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

               (e) No purported termination of the appointment of US Borrower as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Agent.

         6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the US Lenders based on their respective Pro Rata Shares as to the Loans under the US Credit Facility and (b) each payment on account of any Obligations to or for the account of one or more of US Lenders in respect of any Obligations under the US Credit Facility due on a particular day shall be allocated among the US Lenders under such Credit Facility entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

         6.9   Sharing of Payments, Etc.
               ------------------------

               (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify US Borrower and Agent thereof; provided, that, (i) such Lender's failure to give such notice shall not affect the validity thereof and (ii) the balances of a Canadian Borrower shall not be offset against interest or principal owed by US Borrower or any Guarantor.

               (b) If any US Lender (including Agent) shall obtain from US Borrower or any Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans made to US Borrower or more than its share of such other amounts then due hereunder or thereunder by US Borrower or any Guarantor to such US Lender than the percentage thereof received by any other US Lender, it shall promptly pay to Agent, for the benefit of US Lenders, the amount of such excess and simultaneously purchase from such other US Lenders a participation in the Loans made to the US Borrower or such other amounts, respectively, owing to such other US Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all US Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such US Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by US Lenders. To such end all US Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

               (c) US Borrower and each Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

               (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker's lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         6.10  Settlement Procedures.
               ---------------------

               (a) In order to administer the US Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and US Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of US Lenders, the full amount of the Loans requested or charged to US Borrower's loan account(s) or otherwise to be advanced by US Lenders pursuant to the terms hereof, without requirement of prior notice to US Lenders of the proposed Loans.

               (b) With respect to all Loans made by Agent on behalf of US Lenders under the US Credit Facility as provided in this Section, the amount of each US Lender's Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the US Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans under the US Credit Facility for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Agent and received by a US Lender prior to 12:00 noon Chicago time, then such US Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago time on the same Business Day and if received by a Lender after 12:00 noon Chicago time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a US Lender's Pro Rata Share of the outstanding Loans under the US Credit Facility is more than such US Lender's Pro Rata Share of the outstanding Loans under the US Credit Facility as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Loans under the US Credit Facility in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Loans under the US Credit Facility for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the US Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each US Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations under the US Credit Facility. Each US Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of US Lenders may be advancing and/or may be repaid Loans prior to the time when US Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each US Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by or on behalf of US Borrower or actually settled with the applicable Lender as described in this Section.

               (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by or on behalf of US Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each US Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent's disbursement of such Loan to US Borrower. In such event, all Loans under this Agreement shall be made by the US Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

               (d) If Agent is not funding a particular Loan to US Borrower pursuant to this Section on any day, Agent may assume that each US Lender will make available to Agent such Lender's Pro Rata Share of the Loan requested or otherwise made under the US Credit Facility on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of US Borrower on such day. If Agent makes such corresponding amount available to or for the benefit of US Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of US Borrower shall, for all purposes hereof, be a Loan made by Agent under the US Credit Facility for its own account. Upon any such failure by a US Lender to pay Agent, Agent shall promptly thereafter notify US Borrower of such failure and US Borrower shall pay or cause to be paid such corresponding amount to Agent for its own account within five (5) Business Days of US Borrower's receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a "Defaulting Lender". Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero
(0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

               (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

         6.11 Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         6.12  Taxes.
               -----

               (a) Any and all payments by or on behalf of a Borrower hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes, excluding the following (collectively, "Excluded Taxes"): (i) income taxes imposed on the net income of Agent or any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a "Transferee") in the jurisdiction of Agent's or such Lender's applicable lending office or jurisdiction of organization or any political subdivision thereof and (ii) franchise or similar taxes imposed on or determined by reference to the net income of Agent or any Lender (or Transferee), in each case by the United States of America or by the jurisdiction under the laws of which such Lender (or Transferee) (A) is organized or any political subdivision thereof, (B) has its applicable lending office located or (C) is otherwise doing business. In addition, Borrowers and Guarantors agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes; provided, that, no Canadian Borrower shall pay Other Taxes with respect to payments by or for US Borrower.

               (b) If a Borrower or Guarantor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to Agent or any Lender, then:

                     (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender or itself, as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                     (ii) such Borrower or Guarantor shall make such deductions and withholdings;

                     (iii) such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                     (iv) to the extent not paid to Agent and Lenders pursuant to clause (i) above, Borrowers and Guarantors shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

               (c) Within thirty (30) days after the date of any payment by a Borrower or Guarantor of Taxes or Other Taxes, upon Agent's request, US Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

               (d) Borrowers and Guarantors will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be); provided, that, no Canadian Borrower shall indemnify Agent or any Lender for Taxes and Other Taxes relating to US Borrower. If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Agent or such Lender (or Transferee) has received payment from a Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of the applicable Borrower the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of such Borrower under this Section 6.12 with respect to the Taxes or Other Taxes giving rise to such refund). If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by a Borrower or Guarantor pursuant to this Section 6.12, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by such Lender and net of all expenses related thereto, to the Loans made by such Lender. If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon US Borrower's request and at the expense of US Borrower and Guarantors, provide such documents to US Borrower in form and substance satisfactory to Agent, as US Borrower may reasonably request, to enable such Borrower or Guarantor to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to such Borrower or Guarantor (so long as providing such documents shall not, in the good faith determination of Agent or the Lender, have a reasonable likelihood of resulting in any liability of Agent or such Lender for which Agent has not established a Reserve). The indemnity provided for herein shall survive the payment of the Obligations and the termination of this Agreement. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to US Borrower by a Lender or by Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.

               (e) Each Transferee of a US Lender or Agent that is not a United States person within the meaning of Section 7701(a)(30) of the Code and that is a US Lender or claims indemnification or additional amounts under this Section 6.12 (a "Non-U.S. Person") shall deliver to US Borrower two (2) copies of the applicable United States Internal Revenue Service Form W-8 wherein such Transferee claims entitlement to a complete exemption from U.S. federal income withholding tax on all payments by or on behalf of US Borrower under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Non-U.S. Person receiving payments by or on behalf of US Borrower on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a Participant, on or before the date such Participant becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Person changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, a Non-U.S. Person shall upon written notice from US Borrower promptly deliver such new forms as are required by the relevant Governmental Authority to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Person. Each Lender and Agent that is a United States Person (other than a Lender or Agent that is a corporation or otherwise exempt from United States backup withholding Tax) shall deliver at the time(s) and in the manner(s) if and to the extent such delivery is required under applicable law, to US Borrower and Agent (as applicable), a properly completed and duly executed United States Internal Revenue From W-9 or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made by US Borrower hereunder. Notwithstanding any other provision of this Section 6.12(e), no Non-U.S. Person, Agent or any Lender shall be required to deliver any form pursuant to this Section 6.12(e) that such Non-U.S. Person, Agent or Lender is not legally able to deliver.

               (f) Borrowers shall not be required to indemnify any Person or to pay any additional amounts to any Person pursuant to subsections (a) or (d) above to the extent that the (i) the Tax was applicable on the date such Person became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Person designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request or with the approval of any Borrower or Guarantor and
(B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Person to comply with the provisions of subsection (e) above or the gross negligence or wilful misconduct of such Person as determined pursuant to a final, non- appealable order of a court of competent jurisdiction.


SECTION 7.     COLLATERAL REPORTING AND COVENANTS
               ----------------------------------

         7.1   Collateral Reporting.
               --------------------

               (a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

                     (i) as soon as possible after the end of every other week (but in any event by the close of business in Chicago on the third
(3rd) Business Day after the end of each such period), or in the event that the aggregate amount of the Excess Availability of Borrowers is less than $25,000,000, at Agent's option, as soon as possible after the end of each week (but in any event by the close of business in Chicago on the third
(3rd) Business Day after the end of each such period), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period as to the Accounts and as of the last day of the month immediately prior to the delivery of such Borrowing Base Certificate as to Inventory (if the reports as to Inventory for such month have been required to be delivered pursuant to clause (ii) below) or as of the last day of the second month prior to the delivery of such Borrowing Base Certificate (if the reports as to the immediately preceding month have not been required to be delivered pursuant to clause (ii) below), duly completed and executed by the chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of US Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding period) or at any time a Default or Event of Default exists or has occurred and is continuing, at Agent's option, schedules of Accounts created, collections received and credit memos issued on a daily basis;

                     (ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or in the event that the aggregate amount of the Excess Availability of Borrowers is less than $25,000,000 or a Default or Event of Default shall exist or have occurred and be continuing, in each case at Agent's option, as soon as possible after the end of each week, (A) reports as to the inventory of Borrowers and Guarantors in such form as Agent may specify, and including inventory reports by location, age and mix (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (B) agings of accounts receivable (together with a reconciliation to the previous month's aging and general ledger) and (C) reports of accounts payable based on due date (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral) or such other reports of inventory and accounts payable maintained in the ordinary course of business consistent with the current practices of Borrowers and Guarantors as of the date hereof;

                     (iii) upon Agent's reasonable request, (A) copies of such customer statements and credit memos, remittance advices and reports, and copies of such deposit slips and bank statements as Agent may specify pursuant to such a request, (B) copies of such shipping and delivery documents as to Inventory or Equipment as Agent may specify pursuant to such a request, and (C) copies of such purchase orders, invoices and delivery documents for Inventory and Equipment as Agent may specify pursuant to such a request;

                     (iv) such other reports as to the Collateral as Agent shall reasonably request from time to time (and including information of Inventory of Borrowers and Guarantors on hand as it relates to firm advance orders).

               (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent or any Lender contained herein and in the event of any conflict or inconsistency between the calculation of a Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the reasonable determination of Agent shall govern and be conclusive and binding upon Borrowers and Guarantors, absent manifest error. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.

               (c) All of the documents, reports and schedules provided by Borrowers and Guarantors to Agent hereunder for Receivables payable in any currency other than US Dollars and Inventory located outside the United States of America shall set forth the US Dollar Equivalent for the amount of the Receivables and Value of the Inventory included in any such documents, reports or schedules. For purposes hereof, Agent may, at its option, provide to US Borrower, at least five (5) Business Day prior to the date any such documents, reports or schedules are required to be provided by Borrowers to Agent hereunder, the Exchange Rates required to set forth the US Dollar Equivalent in such documents, reports and schedules and in the event Agent does not do so, Borrowers shall use such rates of exchange with respect to the applicable currencies as Borrowers use for such purpose in the ordinary course of business consistent with current practices as of the date hereof and shall identify such rates of exchange in any such documents, reports and schedules.

               (d) If any Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

         7.2   Accounts Covenants.
               ------------------

               (a) Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower's performance of any of its material obligations to any account debtor named in clause (n) of the definition of the term Eligible Accounts with respect to any material order or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor and (iii) any event or circumstance (other than account agings) which, to the best of any Borrower's or Guarantor's knowledge, would result in any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent's consent, except in the ordinary course of a Borrower's or Guarantor's business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent may, at its option, notify US Borrower that Agent intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances and on and after such notice from Agent to US Borrower, Agent shall have such exclusive right, until such time as Agent may notify US Borrower otherwise.

               (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (iii) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State, Provincial or local laws or regulations in any material respect.

               (c) Agent shall have the right at any time or times, but subject to reasonable intervals consistent with Agent's customary practices, in Agent's name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

         7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records consistent with the current practices of such Borrower and Guarantor as of the date hereof, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower's or Guarantor's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory at least twice each year but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent's request, Borrowers shall, at their expense, no more than two (2) times in any twelve
(12) month period, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (provided, that, any appraisal requested at such time as an Event of Default exists or has occurred and is continuing shall not be considered for purposes of the limitation on the number of appraisals provided for herein); (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance in all material respects and in conformity with applicable laws in all material respects (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory other than the right of customers to return defective or non-conforming goods in the ordinary course of business; (i) Borrowers and Guarantors shall keep the Inventory generally in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by US Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

         7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent's request, Borrowers and Guarantors shall, at their expense, no more than once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default exists or has occurred and is continuing, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely (provided, that, any appraisal requested at such time as an Event of Default exists or has occurred and is continuing shall not be considered for purposes of the limitation on the number of appraisals provided for herein); (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted and except for worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance in all material respects and in conformity with all applicable laws in all material respects; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles and trailers used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; and (f) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

         7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower's and Guarantor's true and lawful attorney-in-fact, and authorizes Agent (and all persons designated by Agent), in such Borrower's, Guarantor's or Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's or Guarantor's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's or Guarantor's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; (ix) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs, Canadian Customs or other foreign export control authorities in such Borrower's or Guarantor's name, Agent's name or the name of Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's or Guarantor's name for such purpose, and to complete in such Borrower's or Guarantor's or Agent's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (x) do all acts and things which are necessary, in Agent's determination, to fulfill such Borrower's or Guarantor's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts (provided, that, at such time either a Default or Event of Default shall exist or have occurred and be continuing or Agent shall have notified the applicable depository bank to remit funds in the Blocked Accounts to the Agent Payment Account (or the Canadian Lender Payment Account, as the case may be) pursuant to Agent's rights under Section 6.3 hereof) or that are otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received (provided, that, at such time either a Default or Event of Default shall exist or have occurred and be continuing or Agent shall have notified the applicable depository bank to remit funds in the Blocked Accounts to the Agent Payment Account (or the Canadian Lender Payment Account, as the case may be) pursuant to Agent's rights under Section 6.3 hereof), (iii) endorse such Borrower's or Guarantor's name upon any items of payment in respect of Receivables or constituting Collateral received in or for deposit in the Blocked Accounts, provided, that, at such time either a Default or Event of Default shall exist or have occurred and be continuing or Agent shall have notified the applicable depository bank to remit funds in the Blocked Accounts to Agent Payment Account (or the Canadian Lender Payment Account, as the case may be) pursuant to Agent's rights under
Section 6.3 hereof) or otherwise received by Agent or any Lender, (iv) endorse such Borrower's or Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (v) sign such Borrower's or Guarantor's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent's or any Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

         7.6 Right to Cure. Agent may, at its option, upon notice to US Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such default the aggregate amount of the Excess Availability of Borrowers is less than $5,000,000; (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such judgment the aggregate amount of the Excess Availability of Borrowers is less than $5,000,000; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto, provided, that, Agent shall not exercise its right pursuant to this Section 7.6(c) to discharge such taxes, liens, security interest or other encumbrances that are permitted under
Section 9.8 hereof, unless either (i) a Default or Event of Default shall exist or have occurred and be continuing, or (ii) with respect to liens, security interests or other encumbrances, the beneficiary or holder of such lien, security interest or other encumbrance has the right to take action against or with respect to the Collateral which right is not subject to an effective stay pursuant to applicable law. Agent may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower's and Guarantor's premises during normal business hours and after notice to US Borrower, or at any time and without notice to US Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's and Guarantor's books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or any Lender or Agent's designee may use during normal business hours such of any Borrower's and Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.     REPRESENTATIONS AND WARRANTIES
               ------------------------------

         Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

         8.1 Corporate Existence, Power and Authority. Each Borrower and Guarantor is a corporation duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect (provided, that, the foregoing shall not be construed to limit the rights of Borrowers and Guarantors with respect to transactions permitted under
Section 9.7 hereof). The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's and each Guarantor's corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's or Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except in favor of Agent pursuant to this Agreement and the other Financing Agreements. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity.

         8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.
               ----------------------------------------------------

               (a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, except as set forth in the Information Certificate.

               (b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

               (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts are located only at the addresses identified as such in
Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

         8.3 Financial Statements; No Material Adverse Change. All consolidated financial statements relating to Borrowers and Guarantors which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the consolidated financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

         8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent and the hypothecs, security interests and liens granted to Canadian Lender under this Agreement and the other Financing Agreements constitute valid and perfected first ranking hypothec and first priority liens and security interests in and upon the Collateral (other than as to specific items of Collateral as to which the security interests and liens of Agent are not required to be perfected as of the date hereof consisting of motor vehicles, cash in certain deposit accounts, certain deposit accounts, commercial tort claims that are not set forth on the Information Certificate, Real Property that is not subject to a Mortgage and Intellectual Property that is registered in a jurisdiction outside the United States of America or Canada) subject only to the liens indicated on
Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, hypothecs, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

         8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all Federal and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP. Adequate provision has been made for the payment of all material accrued and unpaid Federal, State, Provincial, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

         8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's or Guarantor's knowledge threatened, against any Borrower or Guarantor or its or their assets, or against or affecting any transactions contemplated by this Agreement, in each case as to clauses (a) and (b), which has or could reasonably be expected to have a Material Adverse Effect.

         8.7   Compliance with Other Agreements and Applicable Laws.
               ----------------------------------------------------

               (a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation has or could reasonably be expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

               (b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits"). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of any Borrower's or Guarantor's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which has or could reasonably be expected to have a Material Adverse Effect.

         8.8   Environmental Compliance.
               ------------------------

               (a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits.

               (b) Except as set forth on Schedule 8.8 to the Information Certificate, there is no pending, active, or to the best of any Borrower's or Guarantor's knowledge, threatened investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person with respect to any non-compliance with or violation of the requirements of any Environmental Law or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor and there are no other environmental, health or safety matters, which in any case could reasonably be expected to have a Material Adverse Effect.

               (c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

               (d) Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

         8.9   Employee Benefits.
               -----------------

               (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower's or Guarantor's knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and each ERISA Affiliate has fulfilled all of its obligations related to the minimum funding standards as described in Section 412 of the Code and Section 302 of ERISA.

               (b) There are no pending, or to the best of any Borrower's or Guarantor's knowledge, threatened material claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

               (c) (i) No ERISA Event has occurred, or is reasonably expected to occur, for which any Borrower or Guarantor has or is reasonably likely to have any liability; (ii) based on the latest valuation of each Pension Plan (which in each case occurred within twelve (12) months of the date of this representation) and on the actuarial methods and assumptions employed for such valuation, the aggregate present value of accumulated benefits of such Pension Plan does not exceed the aggregate value of the assets of such Pension Plan, except to the extent set forth in the financial statements of US Borrower for the period ended May 31, 2002 provided to Agent prior to the date hereof; and (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

               (d) With respect to any Canadian Pension Plan, if and to the extent that any such Canadian Pension Plan exists or has not been terminated, (i) the Canadian Pension Plans are duly registered under all applicable Federal and Provincial pension benefits legislation, (ii) all obligations of any Borrower or Guarantor (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (iii) all contributions or premiums required to be made by any Borrower or Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations, (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by any Borrower or Guarantor and fully paid into the Canadian Pension Plans in a timely fashion, (v) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (vi) there have been no improper withdrawals, or applications of, the assets of any of the Pension Plans, (vii) no amount is owing by any of the Canadian Pension Plans under the Income Tax Act
(Canada) or any provincial taxation statute, (viii) the Canadian Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles), except that (A) the most recent valuation for the Pension Plan for Employees of Coppley Apparel Group Limited, dated August 2002, discloses a funding deficiency as of December 31, 2001 in the amount set forth in the information with respect thereto prior to Agent prior to the date hereof and (B) the most recent valuation for the Pension Plan for Executive Employees of Coppley Apparel Group Limited, dated July 2001, discloses a funding deficiency as of December 31, 2000 in the amount set forth in the information with respect thereto prior to Agent prior to the date hereof (collectively, the "Plan Deficiencies") and each Canadian Borrower is taking all action required by all applicable laws, rules, regulations and orders of any Governmental Authority in a timely fashion to eliminate such Plan Deficiencies, and (ix) to the best of the knowledge of each Borrower and Guarantor, none of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

         8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with
Section 5.2 hereof.

         8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary in all material respects for the operation of its business as presently conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States or Canada, any State or Province thereof, any political subdivision thereof other than those described in Schedule 8.11 to the Information Certificate or in any other country other than as set forth in the list thereof provided to Agent prior to the date hereof and has not granted any material licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. As of the date hereof, no Borrower or Guarantor has received any notice that any slogan or other advertising device or other Intellectual Property or product bearing or embodying any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other intellectual property owned by any other Person presently and as of the date hereof, no claim or litigation is pending or to the best of any Borrower's or Guarantor's knowledge, threatened against any Borrower or Guarantor contesting its right to sell any such product or use any such Intellectual Property.
Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has obtained a license or other right to use any trademarks or other intellectual property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). All trademarks and other Intellectual Property used by any Borrower or Guarantor that are owned by another person are being used all material respects in accordance with the terms of the License Agreement applicable thereto.

         8.12  Subsidiaries; Affiliates; Capitalization; Solvency.
               --------------------------------------------------

               (a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule
8.12 to the Information Certificate.

               (b) As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares (other than the proxies in favor of the Existing Lenders which are being cancelled by or on behalf of the Existing Lenders as of the date hereof) and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

               (c) As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower (other than US Borrower) and Guarantor are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

               (d) Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

               (e) Each of the Subsidiaries of US Borrower identified in
item 3 of the Information Certificate as "inactive" (i) is not engaged in any business or commercial activity, (ii) does not own any assets having a book value of more than $1,000,000 (other than as to two of such Subsidiaries the Indebtedness owing to such Subsidiaries by US Borrower as set forth in the Information Certificate) and (iii) is not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness or other obligations (other than as set forth on Schedule
8.12 to the Information Certificate), except for the indemnification obligations in favor of the Existing Lenders which survive by their terms the termination of the arrangements of Borrowers and Guarantors with the Existing Lenders.

         8.13  Labor Disputes.
               --------------

               (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

               (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower's or Guarantor's knowledge, threatened against it which has or could reasonably be expected to have a Material Adverse Effect, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower's or Guarantor's knowledge, threatened against any Borrower or Guarantor which has or could reasonably be expected to have a Material Adverse Effect.

         8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries in effect on the date hereof which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

         8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

         8.16 Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

         8.17  Intercompany Credit Facilities.
               ------------------------------

               (a) The outstanding principal balance of the Intercompany Indebtedness of each Guarantor to US Borrower under the Intercompany Credit Facility of US Borrower with such Guarantor is as set forth in Schedule
8.17 hereto as of the last day of the month identified in such Schedule.

               (b) Each of the Intercompany Loan Agreements constitutes the legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their respective terms. The forms, terms and execution of each of the Intercompany Loan Agreements is in compliance with all applicable laws and regulations and each of the Intercompany Loan Agreements has been executed by the duly authorized and acting officers of the parties thereto who signatures are indicated thereon. Borrowers and Guarantors have no notice of any facts which impairs or may impair the validity or enforceability of the Intercompany Loan Agreements or the Indebtedness evidenced by or arising pursuant thereto. The Indebtedness of each Guarantor to US Borrower under the Intercompany Credit Facilities is and shall be valid and enforceable. There are no defaults existing under the Intercompany Loan Agreements and there exists no state of facts which, with the giving of notice or passage of time or both, would constitute a default under the Intercompany Loan Agreements.

               (c) US Borrower has and at all times shall continue to have good title to all of the Indebtedness arising under the Intercompany Loan Agreements, free and clear of all claims, liens, pledges, encumbrances and other assignments of any kind, nature or description, except for the security interests and liens of Agent.

               (d) The obligations, liabilities and indebtedness of Guarantors to US Borrower evidenced by or arising pursuant to the Intercompany Loan Agreements are owed free and clear of all offsets, deductions, defenses and counterclaims of every kind and nature and are not now nor will at any time become contingent upon the fulfillment of any contract or condition whatsoever.

         8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

         8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.     AFFIRMATIVE AND NEGATIVE COVENANTS
               ----------------------------------

         9.1   Maintenance of Existence.
               ------------------------

               (a) Each Borrower and Guarantor shall (i) at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto except as to any Guarantor as permitted in Section 9.7 hereof and (ii) maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently conducted, except as to any Guarantor as permitted in Section 9.7 hereto or to the extent that the failure to maintain the same has or could reasonably be expected to have a Material Adverse Effect.

               (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice from US Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State, or the appropriate Governmental Authority of the Province, of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

               (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number unless Agent shall have received not less than ten (10) Business Days' prior written notice from US Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure unless Agent shall have received not less than ten (10) Business Days' prior written notice from US Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith; provided, that, in no event shall any Borrower or Guarantor change its type of organization so that it is other than a registered organization or change its jurisdiction to a jurisdiction outside the United States of America in the case of a US Company or outside Canada in the case of a Canadian Borrower.

         9.2 New Collateral Locations. Each Borrower and Guarantor may (a) only open any new location within the continental United States or Canada provided such Borrower or Guarantor (i) gives Agent ten (10) Business Days' prior written notice of the intended opening of any such new location and
(ii) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, provided Agent may establish such Reserves, if any, as Agent determines are reasonably necessary or desirable to protect its interests in the Collateral at such location (but as to any Reserves in respect of the rights of the owner or lessor of leased premises subject to the limit on the amount thereof set forth in the definition of the term Eligible Inventory) and (b) only open any new location outside the continental United States or Canada so long as such location is used solely as a sales office and no Collateral shall at any time be at such location other than a reasonable and necessary quantity of samples and such Borrower or Guarantor gives Agent prior written notice of the intended opening of any such new location.

         9.3   Compliance with Laws, Regulations, Etc.

               (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State, Provincial or local Governmental Authority where the failure to so comply or observe has or could reasonably be expected to have a Material Adverse Effect.

               (b) Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower's or Guarantor's receipt of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of any applicable Environmental Law or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to:
(A) any material non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) any material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Unless otherwise agreed by US Borrower and Agent, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

               (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Agent's reasonable request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such material non-compliance or alleged material non-compliance with such Environmental Laws has occurred as to such material non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

               (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans, except that Borrowers and Guarantors shall not have any obligation under this Section 9.3(d) to indemnify a person otherwise to be indemnified pursuant to the terms hereof with respect to a matter covered hereby resulting solely from the gross negligence or wilful misconduct of such indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other person hereunder). All representations, warranties, covenants and indemnifications in this Section
9.3 shall survive the payment of the Obligations and the termination of this Agreement.

         9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

         9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies (other than business interruption insurance) and Borrowers and Guarantors shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations in accordance with the terms of Section 6.4 hereof. Upon application of such proceeds to the Obligations, nothing contained in this Section 9.5 shall be construed to limit the use of any subsequent Loans for the costs of repair or replacement of the Collateral lost or damaged resulting in the payment of such insurance proceeds.

         9.6   Financial Statements and Other Information.
               ------------------------------------------

               (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and US Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them provided that, so long as no Default or Event of Default shall exist or have occurred and be continuing, and Agent shall have otherwise received such information hereunder as it may have requested, Agent shall not exercise its right under this Section 9.6 to contact the accountants and auditors directly to obtain information from them not relating to the Collateral without the prior approval of US Borrower, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month (except that in the case of any fiscal month (other than November) that is the last month of a fiscal quarter, forty-five (45) days after the end of such month and in the case of any November, sixty (60) days after the end of such month), monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets and statements of income and loss), all in reasonable detail, fairly presenting the financial position and the results of the operations of US Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer, controller, treasurer, assistant treasurer or other appropriate financial or senior officer of US Borrower, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors are in compliance with the covenant set forth in Section 9.17 of this Agreement for such month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of US Borrower and its Subsidiaries (including in each case as to such consolidated financial statements, balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity and as to such consolidating financial statements, balance sheets and statements of income and loss), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of US Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of US Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

               (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in any Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract),
(iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and
(vi) the occurrence of any Default or Event of Default.

               (c) Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all reports which US Borrower or any of its Subsidiaries sends to its security holders generally, (ii) all Form 10-K, Form 10-Q, Form 8-K, proxy statements, all amendments and supplements thereto or equivalent reports and registration statements which US Borrower or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to US Borrower that Agent will require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

               (d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts and projections with respect to the businesses of Borrowers and Guarantors as Agent may from time to time reasonably request prepared on a basis consistent with such budgets, forecasts and projections as are currently prepared by Borrowers and Guarantors, together with such other information respecting the Collateral, as Agent may, from time to time, reasonably request, or such other budgets, forecasts and projections with respect to the businesses of Borrowers and Guarantors as Agent may otherwise require at any time that either a Default or Event of Default shall exist or have occurred and be continuing or in connection with any transaction permitted under Section 9.7(a) or 9.7(b)(vi) or any request by a Borrower or Guarantor for any amendment, waiver or consent hereunder or under any of the other Financing Agreements. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant, subject to Section 13.5 hereof. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor. So long as no Default or Event of Default shall exist or have occurred and be continuing, and Agent shall have otherwise received such information hereunder as it may have requested, Agent shall not exercise its right under this Section 9.6 to contact the accountants and auditors directly to obtain information from them not relating to the Collateral without the prior approval of US Borrower, which approval shall not be unreasonably withheld, conditioned or delayed. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by US Borrower to Agent or such Lender in writing.

         9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

               (a) merge into or with or consolidate or amalgamate with any other Person or permit any other Person to merge into or with or consolidate or amalgamate with it except that any wholly-owned Subsidiary of US Borrower or a Guarantor that is incorporated in a jurisdiction in the United States of America may merge with and into or consolidate with US Borrower or any Guarantor that is incorporated in a jurisdiction in the United States of America and any wholly-owned Subsidiary of US Borrower that is incorporated in a jurisdiction in Canada may merge with and into or consolidate or amalgamate with any other wholly-owned Subsidiary of US Borrower that is incorporated in a jurisdiction in Canada, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Subsidiaries to so merge, consolidate or amalgamate, which notice shall set forth in reasonable detail, the persons that are merging, consolidating or amalgamating, which person will be the surviving entity, the locations of the assets of the persons that are merging, consolidating or amalgamating, together with such other information with respect to such merger, consolidation or amalgamation as Agent may reasonably request, (ii) as of the effective date of the merger, consolidation or amalgamation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iii) Agent shall have received, true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, when available the certificate or certificates of merger to be filed with each appropriate Secretary of State or other Governmental Authority of the appropriate Province or Provinces, as the case may be (with a copy as filed promptly after such filing), (iv) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, (v) if US Borrower is one of the parties to such merger or consolidation, US Borrower shall be the surviving corporation, and if a Borrowing Base Guarantor is one of the parties to such merger or consolidation and the other party is a Subsidiary other than Borrowing Base Guarantor, then the Borrowing Base Guarantor shall be the surviving corporation and if a Canadian Borrower is one of the parties to such amalgamations and the other party is not a Canadian Borrower, then the amalgamated corporation shall continue under the name of the Canadian Borrower, and (vi) if a Subsidiary other than a Borrowing Base Guarantor is one of the parties to such merger, consolidation or amalgamation, and US Borrower, a Borrowing Base Guarantor or a Canadian Borrower is the other party, US Borrower, such Borrowing Base Guarantor or Canadian Borrower, as the case may be, shall not acquire any material liabilities (whether contingent or otherwise, and including liabilities in connection with any pending litigation or under any Environmental Law) as a result of such merger, consolidation or amalgamation (other than any Intercompany Indebtedness) ;

               (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

                     (i) sales of Inventory in the ordinary course of business,

                     (ii) the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment disposed of in any fiscal year of Borrowers or as Agent may otherwise agree, and

                     (iii) the issuance and sale by US Borrower of Capital Stock of US Borrower after the date hereof; provided, that, as to any such issuance and sale, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the number of shares to be issued and sold, the total amount which it is anticipated will be realized from the issuance and sale of such stock, the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, together with such other information with respect thereto as Agent may in good faith request, (B) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower and Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be remitted to Agent for application to the principal amount of the Obligations and such other Obligations then due and payable; in such order and manner as Agent may determine, and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                     (iv) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option, restricted stock award or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

                     (v) the sale after the date hereof of any of the Excluded Real Property; provided, that, as to any such sale each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days' prior written notice of the proposed sale of such Real Property, which notice shall set forth in reasonable detail, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof, together with such other information with respect thereto as Agent may in good faith request, (B) such Borrower or Guarantor shall have received such consents and approvals required for it to sell such Real Property and such consents and approvals shall be in full force and effect and all conditions thereto satisfied, (C) all proceeds are remitted to Agent for application to the principal amount of the Obligations and such other Obligations then due and payable in such order and manner as Agent may determine, net of direct costs incurred in connection with such sale consisting of legal and accounting fees, sales commissions and title and recording tax expenses and other reasonable and customary expenses directly related to such sale, and net of all payments required to be made by such Borrower or Guarantor on any Indebtedness permitted hereunder secured by a valid and perfected security interest in, mortgage and lien upon the assets so sold under the terms of the agreements with respect to such Indebtedness as in effect on the date hereof, (D) each such sale shall be on commercially reasonable prices and terms in a bona fide arms'-length transaction with a person that is not an Affiliate, (E) any consideration received by any Borrower or Guarantor (other than cash that is applied to the payment of Indebtedness permitted hereunder secured by the assets sold or applied to directs costs incurred in connection with such sale, in each case as provided above), and all rights and interests of any Borrower or Guarantor under any agreements with respect to such sale or other disposition, are and shall be subject to the security interest and lien of Agent, (F) Borrowers and Guarantors shall take such other and further actions as may be required hereunder with respect to any such consideration, (G) the net cash proceeds received by Borrowers and Guarantors constituting the cash portion of the purchase price received upon the date of the effectiveness of such sale shall be not less than seventy-five (75%) percent of the value of the total consideration to be given to Borrowers and Guarantors in respect of such sale, and (H) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                     (vi) the sale by US Borrower after the date hereof of all of the then existing shares of Capital Stock of a wholly-owned Subsidiary of US Borrower to any person that is not an Affiliate of any Borrower or Guarantor; provided, that, as to any such sale, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such sale by US Borrower, which notice shall specify the parties to whom such shares are to be sold, the total amount that it is anticipated will be realized from the sale of such stock, the net cash proceeds that it is anticipated will be received by US Borrower from such sale, together with such other information with respect thereto as Agent may reasonably request, (B) US Borrower shall have received such consents and approvals required for it to sell such shares and such consents and approvals shall be in full force and effect and all conditions thereto satisfied, (C) US Borrower shall receive consideration at the time of such sale at least equal to the fair market value, as determined in good faith by the Board of Directors (or any committee of the Board of Directors), of the shares subject to such sale,
(D) each such sale shall be in a bona fide arms'-length transaction, (E) on and after the date of the sale of such shares, the assets and properties of the Subsidiary whose shares are sold shall no longer be considered in the calculation of the applicable Borrowing Base, (F) as of the date of such sale, the aggregate amount of the Excess Availability of Borrowers for each of the immediately preceding ten (10) consecutive days shall have been not less than $25,000,000 and as of the date of such sale and after giving effect to the reduction in the applicable Borrowing Base as a result of the assets and properties of the Subsidiary whose shares are sold no longer being included in the applicable Borrowing Base (and the amount of the net cash proceeds from such sale received by Agent on the date of such sale), the aggregate amount of the Excess Availability of Borrowers shall be not less than $25,000,000, (G) in no event shall all of the Subsidiaries whose shares are so sold have accounted for, in the aggregate, more than $30,000,000 of the aggregate amount of the Borrowing Base (determined as of the close of business on the date immediately prior to the date of such sale), (H) except as Agent may otherwise agree in writing, all of the proceeds of the sale of such Capital Stock shall be remitted to Agent for application to the principal amount of the Obligations and such other Obligations then due and payable in such order and manner as Agent may determine, (I) any consideration received by any Borrower or Guarantor and all rights and interests of any Borrower or Guarantor under any agreements with respect to such sale or other disposition, are and shall be subject to the security interest and lien of Agent, (J) Borrowers and Guarantors shall take such other and further actions as may be required hereunder with respect to any such consideration, (K) the net cash proceeds received by US Borrower constituting the cash portion of the purchase price received upon the date of the effectiveness of such sale shall be not less than seventy-five (75%) percent of the value of the total consideration to be given to US Borrower and (L) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

                     (vii) the transfer of property by a Borrower or Guarantor to another Borrower or Guarantor to the extent permitted under
Section 9.10 hereof,

                     (viii) the transfer of monies of a Guarantor from its Subsidiary Collection Account to the Concentration Account consistent with the terms of Section 6.3 hereof,

                     (ix) the grant by any Borrower or Guarantor of a non-exclusive license or an exclusive license after the date hereof to any person that is not an Affiliate for the use of any Intellectual Property consisting of trademarks owned by such Borrower or Guarantor; provided, that, as to any such license, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days' prior written notice of such license, which notice shall specify the party to whom such trademark is being licensed, the term of such license, the trademark that is the subject of such license, the products that are the subject of such license, the total amount that is contractually required to be paid in any year to such Borrower or Guarantor pursuant to such license, together with such other information with respect thereto as Agent may reasonably request, (B) Borrowers and Guarantors shall have received such consents and approvals required for it to license such trademark and such consents and approvals shall be in full force and effect and all conditions thereto satisfied, (C) each such license shall be in a bona fide arms'-length transaction, (D) such license shall only be for the use of trademarks in the manufacture, distribution or sale of products outside the United States of America and Canada or if such license is for the use of such trademarks in the manufacture, distribution or sale of products within the United States of America or Canada, such license shall not apply to or otherwise grant the right to use any of the Primary Marks for the categories or types of Inventory constituting Primary Product Lines, on which such Primary Marks are used on the date hereof, (E) such license shall not include any limitations or restrictions on the use of such trademarks that would affect the ability of Agent or Canadian Lender to use such trademarks in order to sell or otherwise realize upon any of the Inventory, or if such license does include any such limitations or restrictions, any Inventory bearing the trademark that is subject to such license or for which such trademark is used in the manufacture, distribution or sale thereof shall cease to be Eligible Inventory to the extent that it can no longer be sold using such trademark or is not reasonably anticipated to be sold during the remaining period that such Borrower or Guarantor may use such trademark prior to the termination of its rights to do so in accordance with the terms of the applicable agreement or US Borrower may, at its option, obtain an appraisal by an appraiser acceptable to Agent (addressed to Agent and upon which Agent is expressly permitted to rely) in scope and methodology acceptable to Agent, to determine if such Inventory may be sold upon removal of such trademark and the Net Recovery Percentage with respect thereto after such removal, and the Borrowing Base may be adjusted accordingly or Reserves established to reflect the value of such Inventory without such trademark based on such appraisal, (F) as of the date of such license and after giving effect to the reduction in the applicable Borrowing Base as a result of Eligible Inventory using such licensed trademark ceasing to be Eligible Inventory, the aggregate amount of the Excess Availability of Borrowers shall be not less than $25,000,000, (G) Agent shall have received, true, correct and complete copies of the executed license agreement, promptly upon the execution thereof, and (H) at the time of the grant of the license and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                     (x) the licensing by a Borrower or Guarantor of Intellectual Property owned by it to another Borrower or Guarantor; provided, that, as to any such license: (A) any rights of such Borrower or Guarantor shall be subject to the rights of Agent in such Intellectual Property (including the rights of Agent to use such Intellectual Property upon an Event of Default), and (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent;

                     (xi) the abandonment or cancellation of Intellectual Property consisting of trademarks that are not material or are no longer used or useful in any material respect in the business of any Borrower, Guarantor or their Subsidiaries and have a minimal value;

               (c) wind up, liquidate or dissolve except that any Guarantor (other than a Borrowing Base Guarantor) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied,
(i) the winding up, liquidation and dissolution of such Guarantor shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to its shareholders, (iv) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Borrowing Base Guarantor, as the case may be, shall acquire any material liabilities (whether contingent or otherwise, and including liabilities in connection with any pending litigation or under any Environmental Law) as a result of such winding up, liquidation or dissolution, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

               (d)   agree to do any of the foregoing.

         9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge, hypothecation or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

               (a) the security interests and liens of Agent for itself and the benefit of Lenders and the security interests, liens and hypothecs of Canadian Lender;

               (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

               (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's, Guarantor's or Subsidiary's business (including such liens in favor of landlords, warehouses, mechanics, and customs and revenue authorities in connection with the importing of goods and similar liens) to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured (subject to customary deductibles) and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;

               (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

               (e) purchase money security interests in Equipment
(including Capital Leases) and purchase money mortgages on Real Property (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

               (f) pledges and deposits of cash by any Borrower or Guarantor in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

               (g) pledges and deposits of cash by any Borrower or Guarantor in the ordinary course of business with any financial institution at which a deposit account of such Borrower or Guarantor is maintained to secure obligations of such Borrower or Guarantor to such financial institution in connection with such deposit account and the cash management services provided by such financial institution for which such deposit account is used consistent with the current practices of such Borrower or Guarantor as of the date hereof;

               (h) pledges and deposits of cash or Cash Equivalents by US Borrower after the date hereof with the trustee under the Senior Indenture in connection with any repurchase or redemption by US Borrower of Senior Notes permitted under Section 9.9(e) hereof, provided, that, (i) such pledges and deposits shall only apply to such cash and Cash Equivalents,
(ii) such cash and Cash Equivalents shall not be pledged and deposited with the trustee prior to the time required under the terms of the Senior Indenture as in effect on the date hereof, (iii) such cash and Cash Equivalents shall only be pledged and deposited with the trustee in the amounts required under the terms of the Senior Indenture as in effect on the date hereof and (iv) the amounts so pledged shall not exceed the amounts permitted to be paid hereunder in connection with such repurchase or redemption;

               (i) pledges and deposits of cash by any Borrower or Guarantor to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations, and other similar obligations in each case in the ordinary course of business of such Borrower or Guarantor; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall not have any rights in or to, or other interest in (whether contingent or otherwise), any of the Collateral (except that to the extent that such cash is pledged and delivered prior to Agent notifying the applicable depository bank to remit funds in the Blocked Accounts to the Agent Payment Account (or Canadian Lender Payment Account, as the case may be), the cash which is so pledged may be proceeds of other Collateral and proceeds of Loans shall not be deemed Collateral for purposes of this clause (i));

               (j) pledges and deposits of cash by any Borrower or Guarantor to secure the obligation of such Borrower or Guarantor under a bond issued as required for an appeal, stay or discharge in the course of legal proceedings involving such Borrower or Guarantor;

               (k) security interests and liens on the property of a person immediately prior to such person becoming a Subsidiary of any Borrower or Guarantor after the date hereof; provided, that, (i) no such security interest was created or assumed in contemplation of such person becoming a Subsidiary, whether as security for the payment of any consideration due in connection with such transaction or otherwise, (ii) each such security interest or lien shall only cover the property of such Subsidiary, and if required by the terms of the agreements originally creating such security interest or lien, property which is an improvement to or is required for specific use in connection with such acquired property, (iii) such security interest or lien shall not encumber or apply to any assets or properties constituting Collateral and (iv) the property subject to such security interest or lien is segregated from, and otherwise capable of being separately identified from, any of the Collateral and is not included in any report to Agent with respect to the Collateral;

               (l) liens arising from (i) operating leases and the precautionary UCC and PPSA financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC or PPSA financing statement filings in respect thereof;

               (m) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and
(iv) to the extent that the same relates to Eligible Inventory, Eligible Accounts or on and after US Borrower has requested that the Real Property Availability be included in the calculation of the US Borrowing Base, Eligible Real Property, Agent may establish a Reserve with respect thereto;

               (n) the security interests and liens to secure Refinancing Indebtedness to the extent permitted under Section 9.9 below;

               (o) the mortgage and liens upon Real Property of a Borrower or Guarantor arising after the date hereof to secure Indebtedness permitted under Section 9.9(i) hereof in connection with the financing of such Real Property;

               (p) the security interests and liens of US Borrower pursuant to the Intercompany Loan Agreements; provided, that, (i) such security interests and liens secure only the Intercompany Indebtedness arising pursuant to loans by US Borrower to Guarantors permitted under Section 9.10(h) hereof, (ii) such security interests and liens are and shall be subject and subordinate to the security interests and liens of Agent and Canadian Lender, and (iii) such security interests and liens have been validly assigned by US Borrower to Agent as part of the Collateral; and

               (q) the security interests and liens set forth on Schedule
8.4 to the Information Certificate.

         9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

               (a)   the Obligations;

               (b) purchase money Indebtedness (including purchase money Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $4,000,000 in any fiscal year of Borrowers or Guarantors or $16,000,000 in the aggregate (in each case including both purchase money Indebtedness secured by Equipment and Real Property) so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

               (c) guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders;

               (d) Indebtedness of any Borrower or Guarantor under swap agreements, cap agreements, collar agreements, exchange agreements, options, futures or forward hedging contracts, derivative instruments or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other products used or produced in the business of any Borrower or Guarantor; provided, that, such arrangements are either with a Lender or an Affiliate thereof or with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and such Indebtedness shall be unsecured;

               (e) Indebtedness of US Borrower evidenced by the Senior Notes as in effect on the date hereof or as permitted to be amended pursuant to the terms hereof, provided, that:

                           (i) the aggregate amount of such Indebtedness
shall not exceed $25,321,000 less the aggregate amount of all repayments or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Senior Notes as in effect on the date hereof,

                           (ii) the Obligations are and shall at all times
continue to be "Bank Debt" and the "Designated Senior Debt" as each of such terms is defined in the Senior Indenture as in effect on the date hereof and are and shall be entitled to all of the rights and benefits thereof under the Senior Indenture as in effect on the date hereof and there is not, and shall not be, any other Designated Senior Debt except with the prior written consent of Agent,

                           (iii) Borrowers and Guarantors shall not,
directly or indirectly, make any payments in respect of such Indebtedness, except that they may make (A) regularly scheduled payments of interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Senior Notes and the Senior Indenture, in each case as in effect on the date hereof and (B) payments of principal in respect of such Indebtedness when scheduled to mature in accordance with the terms of the Senior Indenture as in effect on the date hereof and earlier to the extent permitted under Section 9.9(e)(v) below,

                           (iv) Borrowers and Guarantors shall not,
directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Senior Notes or the Senior Indenture or any related agreements, documents and instruments, except that US Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to make any covenant less restrictive,

                           (v) Borrowers and Guarantors shall not, directly
or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness other than at maturity (as set forth in the Senior Indenture as in effect on the date hereof or as extended after the date hereof), or set aside or otherwise deposit or invest any sums for such purpose, except that (A) US Borrower may redeem or purchase such Indebtedness, provided, that, as of the date of any such redemption or purchase or any payment in respect thereof and after giving effect thereto, (1) Agent shall have received prior written notice of the intention of US Borrower to so redeem or purchase such Indebtedness no later than 12:00 noon Chicago time on the Business Day prior to any such purchase or redemption, which notice shall specify the time period within which US Borrower will redeem or purchase such Indebtedness (which shall be no earlier than the next Business Day and no later than five (5) Business Days after the receipt by Agent of the notice), the maximum amount that US Borrower will pay in respect thereof and the range of the principal amount of the Senior Notes US Borrower anticipates will be so redeemed or purchased, (2) the aggregate amount of the Excess Availability of Borrowers for each of the immediately preceding ten (10) consecutive days shall have been not less than $25,000,000 and as of the date of any such payment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $25,000,000, (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (B) US Borrower may redeem or purchase such Indebtedness with Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(n) hereof, and

                           (vi) Borrowers and Guarantors shall furnish to
Agent all material written notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

                  (f) guarantees by a Borrower or Guarantor of the obligations of a Guarantor or in the case of Canadian Borrowers, of the obligations of another Canadian Borrower arising pursuant to a lease or license by such Guarantor or Canadian Borrower, as the case may be, of real or personal property in the ordinary course of the business of such Guarantor or Canadian Borrower, provided, that, the person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed;

                  (g) the Indebtedness of a Canadian Borrower to US Borrower arising after the date hereof pursuant to loans by US Borrower to such Canadian Borrower permitted under Section 9.10(g) hereof;

                  (h) the Intercompany Indebtedness owing by each Guarantor to US Borrower arising pursuant to loans by US Borrower to such Guarantor under the Intercompany Credit Facility of such Guarantor with US Borrower to the extent such loans are permitted under Section 9.10(h) hereof;

                  (i) Indebtedness of a Borrower or Guarantor arising at any time after the date hereof pursuant to a loan in cash by a financial institution to such Borrower or Guarantor, as the case may be, secured by any of the Real Property of such Borrower or Guarantor (other than any Excluded Real Property subject to a mortgage in favor of a person other than Agent as of the date hereof), provided, that:

                           (i) as to any such Indebtedness, (A) Agent shall
have received not less than ten (10) Business Days' prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail, the amount of such proposed Indebtedness, the person to whom such Indebtedness is proposed to be owed, the proposed interest rate, schedule of repayments and maturity date with respect thereto, together with such other information with respect thereto as Agent may reasonably request, (B) Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto and such other agreements, documents or instruments related thereto as Agent may request, (C) if any Collateral is or may be located at the Real Property securing such Indebtedness, Agent shall have received a Collateral Access Agreement with respect to such Real Property from the person to whom such Indebtedness is owed, duly authorized, executed and delivered by such person, in form and substance reasonably satisfactory to Agent, (D) such Indebtedness shall be incurred by such Borrower or Guarantor in a bona fide arm's length transaction with a person that is not an Affiliate, (E) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be remitted to Agent for application to the principal amount of the Obligations and other Obligations then due and payable in such order and manner as Agent may determine, (F) in no event shall any Borrower or Guarantor make, or be required to make, payments during the then current term of this Agreement in respect of the principal balance of such Indebtedness in any twelve (12) consecutive month period that in the aggregate exceed the amount equal to twenty (20%) percent of the original principal amount of such Indebtedness, (G) the Real Property, the value of which is the basis for such loan, shall be the only collateral for such Indebtedness, (H) as of the date of incurring such Indebtedness, US Borrower shall not have requested that the US Real Property Availability be included in the calculation of the US Borrowing Base and the US Real Property Availability shall not have been included in the calculation of the US Borrowing Base, (I) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (J) Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be,

                           (ii) so long as each of the conditions set forth
in clause (i) above are satisfied, Agent shall, upon the request of US Borrower and at the expense of Borrowers and Guarantors, if required by the person to whom such Indebtedness is owed, execute and deliver to US Borrower a discharge and satisfaction of the Mortgage with respect to such Real Property which is the collateral for such Indebtedness;

                  (j) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor) pursuant to loans in cash by such person to such Borrower or Guarantor, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail, the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto, together with such other information with respect thereto as Agent may reasonably request, (ii) Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness and such other agreements, documents or instruments related thereto as Agent may request, (iii) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be remitted to Agent for application to the principal amount of the Obligations and such other Obligations then due and payable in such order and manner as Agent may determine, (iv) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) such Indebtedness shall be incurred by such Borrower or Guarantor in a bona fide arm's length transaction to a person that is not an Affiliate, or if to a person that is an Affiliate on terms and conditions no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with a person that is not an Affiliate, (vi) in no event shall any Borrower or Guarantor make, or be required to make, payments in respect of the principal balance of such Indebtedness (or any fees other than reasonably and customary fees) during the then current term of this Agreement, (vii) the aggregate principal amount of all such Indebtedness incurred by Borrowers and Guarantors shall not exceed $25,000,000, (viii) the agreements with respect to such Indebtedness shall not include terms and conditions that affect or limit the ability of Borrowers or Guarantors to borrow from Agent and Lenders (except that the terms and conditions may provide that the principal amount of the Indebtedness of Borrowers to Lenders shall not exceed the greater of
(A) $225,000,000 or (B) the sum of eighty-five (85%) percent of the book value of the accounts receivable of US Borrower and its wholly-owned Subsidiaries plus seventy (70%) percent of the book value of the inventory of US Borrower and its wholly-owned Subsidiaries, in each case as determined in accordance with GAAP plus sixty (60%) percent of the greater of the fair market value or the book value of the owned Real Property of US Borrower and its wholly owned Subsidiaries), to amend, supplement or extend any of the terms of the financing arrangements of Agent and Lenders with Borrowers and Guarantors pursuant to the terms hereof and of the other Financing Agreements) or contain any other terms and conditions that are more restrictive or burdensome with respect to Borrowers and Guarantors in any material respect than those included in any other Indebtedness existing as of the date hereof, (ix) such Borrower and Guarantor shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose during the then current term of this Agreement, and (x) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

                  (k) unsecured contingent Indebtedness of a Borrower or Guarantor arising after the date hereof in respect of reasonable and customary indemnification obligations and purchase price adjustments in favor of the purchaser of assets from such Borrower or Guarantor in connection with the sale by such Borrower or Guarantor to such purchaser of any of such assets permitted under Section 9.7 hereof;

                  (l) contingent Indebtedness of a Borrower or Guarantor arising after the date hereof to reimburse the issuer of a bond issued in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof required for:
(i) the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations, and other similar obligations; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall not have any rights in or to, or other interest in (whether contingent or otherwise), any of the Collateral (except that to the extent that such cash is pledged and delivered prior to Agent notifying the applicable depository bank to remit funds in the Blocked Accounts to the Agent Payment Account (or Canadian Lender Payment Account, as the case may be), the cash which is so pledged may be proceeds of other Collateral and proceeds of Loans shall not be deemed Collateral for purposes of this clause (l)); and (ii) an appeal, stay or discharge in the course of legal proceedings involving such Borrower or Guarantor;

                  (m) contingent Indebtedness of a person that becomes a Subsidiary of US Borrower after the date hereof to the extent permitted under Section 9.10(j) hereof that exists immediately prior to such person becoming a Subsidiary of US Borrower; provided, that, such contingent Indebtedness shall not have been created or assumed in contemplation of such person becoming a Subsidiary of US Borrower and in no event shall any then existing Borrower or Guarantor have any liability in connection with such contingent Indebtedness;

                  (n) Indebtedness of a Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to refinance, replace or substitute for all or any portion of the Indebtedness permitted under Section 9.9(b), Section 9.9(d), Section 9.9(e), Section 9.9(i), Section 9.9(j) or Section 9.9(o) hereof (the "Refinancing Indebtedness"); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days' prior written notice from US Borrower of the intention of a Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail, the amount of such proposed Indebtedness, the person to whom such Indebtedness is proposed to be owed, the proposed interest rate and fees, schedule of repayments and maturity date with respect thereto, the collateral for such Indebtedness (if any), together with such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto and such other agreements, documents or instruments related thereto as Agent may request, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not (A) limit the principal amount of the Indebtedness of US Borrower to Lenders to an amount less than the greater of (1) $225,000,000 or (2) the sum of eighty-five (85%) percent of the book value of the accounts receivable of US Borrower and its wholly-owned Subsidiaries plus seventy (70%) percent of the book value of the inventory of US Borrower and its wholly-owned Subsidiaries, in each case as determined in accordance with GAAP plus sixty (60%) percent of the greater of the fair market value or the book value of the owned Real Property of US Borrower and its wholly owned Subsidiaries or (B) include terms and conditions that otherwise affect or limit the ability of Borrowers or Guarantors to borrow from Agent and Lenders or to amend, supplement or extend any of the terms of the financing arrangements of Agent and Lenders with Borrowers and Guarantors pursuant to the terms hereof and of the other Financing Agreements, (vi) such Indebtedness shall be incurred by such Borrower or Guarantor in a bona fide arm's length transaction to a person that is not an Affiliate, or if to a person that is an Affiliate on terms and conditions no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with a person that is not an Affiliate, (vii) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so refinanced, replaced or substituted for, plus the amount of reasonable and customary costs and expenses incurred in connection with such refinancing, except that Refinancing Indebtedness with respect to Indebtedness permitted under Section 9.9(e) hereof may exceed the then outstanding principal amount of such Indebtedness provided that: (A) all of the proceeds of the loans or other accommodations giving rise to such Refinancing Indebtedness in excess of the Indebtedness refinanced, replaced or substituted for shall be remitted to Agent for application to the principal amount of the Obligations and such other Obligations then due and payable in such order and manner as Agent may determine and (B) the aggregate principal amount of such Refinancing Indebtedness shall not exceed $25,321,000, (ix) the Refinancing Indebtedness shall be unsecured if the Indebtedness so refinanced, replaced or substituted for is unsecured or secured by substantially the same assets (or fewer assets) if the Indebtedness so refinanced, replaced or substituted for is secured, (x) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so refinanced, replaced or substituted for (including with Refinancing Indebtedness), except that no payments of principal shall be made or required to be made during the then current term of this Agreement under the terms of Refinancing Indebtedness with respect to Indebtedness permitted under Section 9.9(e) hereof, (xi) Borrowers and Guarantors shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquired such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than with Refinancing Indebtedness to the extent permitted herein and to the extent permitted with respect to the Indebtedness so refinanced, replaced or substituted for), and (xii) Borrowers and Guarantors shall furnish to Agent copies of all material notices or demands in connection with Indebtedness received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

                  (o) the Indebtedness existing on the date hereof set forth on Schedule 9.9 to the Information Certificate; provided, that, with respect to the Indebtedness listed in Section 1 of such Schedule 9.9, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, except as otherwise provided in clause (ii)(B) below, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenant less restrictive, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except with the proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(n) hereof and (iii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

         9.10 Loans, Investments, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

                  (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

                  (b) investments in cash or Cash Equivalents, provided, that, (i) in the event that Agent has exercised its rights under Section 6.3(b) hereof so that funds in the Blocked Accounts are to be remitted to the Agent Payment Account or the Canadian Lender Payment Account, as applicable, then only if no Loans are then outstanding and (ii) to the extent required hereunder, the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

                  (c) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries (but without limiting the right of any Borrower or Guarantor to make such capital contributions, additional investments or other payments to the extent otherwise permitted herein);

                  (d) loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

                  (e) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person or in connection with the settlement of disputes or trade payables; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

                  (f) obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due whether or not evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

                  (g) loans of money or property (other than Collateral except that to the extent that such loan is made prior to Agent notifying the applicable depository bank to remit funds in the Blocked Accounts to the Agent Payment Account (or Canadian Lender Payment Account, as the case may be), the loans may be made using proceeds of other Collateral) after the date hereof by US Borrower to a Canadian Borrower or investments by capital contribution after the date hereof by US Borrower to a Canadian Borrower (which investments may be in the form of cancellation or forgiveness of Indebtedness owing by a Canadian Borrower to US Borrower); provided, that, as to any such loans or investments, each of the following conditions is satisfied:

                           (i) as of the date of such loan or investment
and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                           (ii) as of the date of any such loan or
investment and after giving effect thereto, the Excess Availability of US Borrower shall have been not less than $5,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any such loan or investment and after giving effect thereto, the Excess Availability of US Borrower shall be not less than $5,000,000,

                           (iii) in no event shall the aggregate amount of
all such loans and investments by US Borrower to the Canadian Borrowers exceed $7,000,000 at any time outstanding,

                           (iv) in the case of an investment by capital
contribution to the extent a new stock certificate or instrument are issued in connection therewith, at Agent's option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may reasonably request, and promptly upon Agent's request, US Borrower shall execute and deliver to Agent a pledge and security agreement (or an amendment to one or more than existing Financing Agreements with respect to the pledge of shares of stock by such Borrower in favor of Agent), in form and substance reasonably satisfactory to Agent, granting to Agent a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall reasonably require with respect to Agent's security interests therein), subject to the limitation set forth in
Section 5.1(b)(ii) hereof,

                           (v) in the case of loans, the Indebtedness of
such Canadian Borrower to US Borrower arising pursuant to such loan by US Borrower to such Canadian Borrower shall be evidenced by a single original promissory note issued by such Canadian Borrower payable to US Borrower, which shall evidence a valid and legally enforceable Indebtedness of such Canadian Borrower to US Borrower (and to Agent as secured party) unconditionally owing to US Borrower, without offset, defense or counterclaim of any kind, nature or description whatsoever and the original of such promissory note issued by such Canadian Borrower to US Borrower shall be delivered or caused to be delivered to, and held by, Agent as part of the Collateral accompanied by such instruments of transfer or assignment duly executed in blank as Agent may specify,

                           (vi) within thirty (30) days after the end of
each fiscal month (except in the case of a fiscal month (other than November) that is the last day of a fiscal quarter, forty-five (45) days after the end of such month and in the case of any November, sixty (60) days after the end of such fiscal month), Borrowers and Guarantors shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans and investments as of the last day of the immediately preceding month and indicating any loans or investments made and payments received during the immediately preceding month;

                  (h) loans by US Borrower to each Guarantor under the Intercompany Credit Facility of US Borrower with such Guarantor; provided, that, as to any such loan, each of the following conditions is satisfied:

                           (i) the Indebtedness of such Guarantor to US
Borrower arising in connection with such loan by US Borrower to such Guarantor shall be evidenced by a single original Intercompany Note issued by such Guarantor to US Borrower, which shall evidence a valid and legally enforceable Indebtedness of such Guarantor to US Borrower (and to Agent as secured party) unconditionally owing to US Borrower, without offset, defense or counterclaim of any kind, nature or description whatsoever,

                           (ii) the original of the Intercompany Note
issued by such Guarantor to US Borrower shall be delivered to, and held by, Agent as part of the Collateral, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may specify,

                           (iii) all of the representations and warranties
set forth in Section 8.17 shall be true and correct with respect to the Intercompany Indebtedness arising pursuant to such loan,

                           (iv) any payment by a Guarantor under its
guarantee of the Obligations shall be deemed a payment in respect of the Intercompany Indebtedness of such Guarantor to US Borrower under the Intercompany Credit Facility of US Borrower with such Guarantor and shall reduce the amount of the Intercompany Indebtedness of such Guarantor to US Borrower by the amount of such payment under its guarantee of the Obligations,

                           (v) the Intercompany Indebtedness arising
pursuant to such loan is and shall at all times continue to be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations on terms and conditions acceptable to Agent,

                           (vi) all payments by a Guarantor in respect of
the Intercompany Indebtedness arising pursuant to such loan shall be used by US Borrower for the same purposes for which Loans and Letter of Credit Accommodations are permitted to be used under Section 6.6(c) hereof,

                           (vii) in no event shall the aggregate amount of
all such loans to Guarantors other than Borrowing Base Guarantors made after the date hereof, together with the aggregate amount of all investments by US Borrower made in Guarantors other than Borrowing Base Guarantors after the date hereof, exceed $2,000,000 at any time outstanding,

                           (viii) Agent shall have received true, correct
and complete copies of all of the Intercompany Loan Agreements,

                           (ix) Borrowers and Guarantors shall not directly
or indirectly, amend, modify, alter or change the terms of the Intercompany Loan Agreements, the Intercompany Indebtedness arising pursuant to such loans or any agreement, document or instrument related thereto,

                           (x) within thirty (30) days after the end of
each fiscal month (except in the case of a fiscal month (other than November) that is the last day of a fiscal quarter, forty-five (45) days after the end of such month and in the case of November, sixty (60) days after the end of such month), Borrowers and Guarantors shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month;

                  (i) investments by capital contribution after the date hereof by US Borrower to a Guarantor (which investments may be in the form of cancellation or forgiveness of Indebtedness owing by such Guarantor to US Borrower); provided, that, as to any such loans or investments, each of the following conditions is satisfied:

                           (i) as of the date of such investment and after
giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                           (ii) in no event shall the aggregate amount of
all such investments made in Guarantors other than Borrowing Base Guarantors after the date hereof, together with the aggregate amount of all loans by US Borrower to Guarantors other than Borrowing Base Guarantors made after the date hereof, exceed $2,000,000 at any time outstanding,

                           (iii) US Borrower shall only make any such
investments in a Borrowing Base Guarantor to either (A) increase the equity of such Borrowing Base Guarantor to the extent required in order to maintain the treatment of the interest expense in respect of the Intercompany Indebtedness of such Borrowing Base Guarantor under applicable state tax law in a manner consistent with such treatment as of the end of the tax year of such Borrowing Base Guarantor under such state law ending immediately prior to the date hereof or (B) to maintain the Solvency of such Borrowing Base Guarantor, provided, that, in no event shall the aggregate amount of all such investments made in Borrowing Base Guarantors in any fiscal year after the date hereof exceed $5,000,000,

                           (iv) to the extent a new stock certificate or
instrument is issued in connection therewith, at Agent's option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may reasonably request, and promptly upon Agent's request, US Borrower shall execute and deliver to Agent a pledge and security agreement (or an amendment to one or more than existing Financing Agreements with respect to the pledge of shares of stock by such Borrower in favor of Agent), in form and substance reasonably satisfactory to Agent, granting to Agent a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall reasonably require with respect to Agent's security interests therein),

                           (v) within thirty (30) days after the end of
each fiscal month (except in the case of a fiscal month (other than November) that is the last day of a fiscal quarter, forty-five (45) days after the end of such month and in the case of November, sixty (60) days after the end of such month), Borrowers and Guarantors shall provide to Agent a report in form and substance reasonably satisfactory to Agent of the outstanding amount of such investments as of the last day of the immediately preceding month and indicating any investments made and payments received during the immediately preceding month;

                  (j) loans of money or property (other than Collateral except that to the extent that such loan is made prior to Agent notifying the applicable depository bank to remit funds in the Blocked Accounts to the Agent Payment Account (or Canadian Lender Payment Account, as the case may be) the loans may be made using the proceeds of other Collateral) after the date hereof by any Borrower or Guarantor to any Person (other than an existing Affiliate of any Borrower or Guarantor as of the date hereof), including non- cash consideration received by any Borrower or Guarantor in connection with the sale of any of its assets to the extent otherwise permitted under Section 9.7 hereof, or investments after the date hereof by any Borrower or Guarantor by capital contribution in any Person (other than an existing Affiliate of any Borrower or Guarantor as of the date hereof), or the formation or acquisition after the date hereof by any Borrower or Guarantor of any direct wholly-owned Subsidiary of such Borrower or Guarantor organized under the laws of the United States or Canada (or any political subdivision of either) after the date hereof; provided, that, as to any such loans or investments, or the formation or acquisition of any such Subsidiary, each of the following conditions is satisfied:

                           (i) as of the date of any such loan or
investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                           (ii) as of the date of any such loan or
investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $25,000,000 for each of the immediately preceding ten (10) consecutive days and as of the date of any such loan or investment or formation or acquisition or any payment in connection therewith and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $25,000,000,

                           (iii) the Person receiving such loan or
investment or the Subsidiary formed or acquired, as the case may be, shall be engaged in a business related, ancillary or complimentary to the business of Borrowers permitted in this Agreement,

                           (iv) in the case of an investment by capital
contribution to the extent a new stock certificate or instrument is issued in connection therewith, at Agent's option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may reasonably request, and promptly upon Agent's request, the Borrower or Guarantor making such investment shall execute and deliver to Agent a pledge and security agreement (or an amendment to one or more than existing Financing Agreements with respect to the pledge of shares of stock by such Borrower or Guarantor in favor of Agent), in form and substance reasonably satisfactory to Agent, granting to Agent a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest owned by a Borrower or Guarantor (and in the case of a limited liability company take such other actions as Agent shall reasonably require with respect to Agent's security interests therein),

                           (v) in the case of loans, the Indebtedness of
such Person to such Borrower or Guarantor arising pursuant to such loan, if evidenced by a note shall be evidenced by a single original promissory note issued by such Person payable to the Borrower or Guarantor making such loan, which shall evidence a valid and legally enforceable Indebtedness of such Person to such Borrower or Guarantor unconditionally owing to such Borrower or Guarantor, without offset, defense or counterclaim of any kind, nature or description whatsoever and the original of such promissory note issued by such Person to such Borrower or Guarantor shall be delivered to, and held by, Agent as part of the Collateral, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may specify,

                           (vi) in the case of the formation or acquisition
by a Borrower or Guarantor of any wholly-owned Subsidiary organized under the laws of the United States or Canada (or any political subdivision of either), as to any such wholly-owned Subsidiary, (A) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (1) a guarantee of payment of the Obligations of US Borrower (in the case of any such wholly-owned Subsidiary organized under the laws of the United States or any political subdivision thereof) or of Canadian Borrowers (in the case of any such wholly-owned Subsidiary organized under the laws of Canada or any political subdivision thereof),
(2) a security agreement granting to Agent (or Canadian Lender in the case of such wholly-owned Subsidiary organized under the laws of Canada or any political subdivision thereof) a first security interest and lien (except as otherwise permitted hereunder or consented to in writing by Agent) upon substantially all of the assets of any such Subsidiary to secure the obligations of such Subsidiary under the guarantee by such Subsidiary required under clause (A)(1) of this subsection, and (3) such other agreements, documents and instruments as Agent may reasonably require to subject such Subsidiary to the provisions of the Financing Agreements applicable to Guarantors or as may otherwise be reasonably required by Agent in the context of the nature and circumstances of the business and assets of such Subsidiary, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Agent, (B) the Borrower or Guarantor forming such Subsidiary shall (1) execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent (or Canadian Lender in the case of such wholly-owned Subsidiary organized under the laws of Canada or any political subdivision thereof) a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (2) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall reasonably require with respect to Agent's security interests therein) and (C) such Subsidiary (in the case of a Subsidiary of US Borrower) shall be deemed to be a party hereto as a Guarantor and bound by the terms and conditions hereof applicable to Guarantors,

                           (vii) Agent shall have received (A) not less
than ten (10) Business Days' prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may reasonably request;

                  (k) loans by a Guarantor to US Borrower after the date hereof, provided, that, (i) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, and (ii) if such loans are by a Guarantor other than a Borrowing Base Guarantor, US Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement or so long as any Obligations are outstanding, except as Agent may otherwise agree;

                  (l) the loans, advances and investments set forth on
Schedule 9.10 to the Information Certificate; provided, that, Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

         9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

                  (a) US Borrower may from time to time pay dividends in respect of its outstanding shares of Capital Stock consisting of common stock or repurchase outstanding shares of Capital Stock consisting of its common stock; provided, that,

                           (i) as of the date of the payment for any such
dividend or repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

                           (ii) as of the date of the payment for any such
dividend or repurchase and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $25,000,000 for each of the immediately preceding ten (10) consecutive days and the aggregate amount of the Excess Availability of Borrowers shall be not less than $25,000,000,

                           (iii) such dividend or repurchase shall not
violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor or its or their property are bound,

                           (iv) such dividend or repurchase shall be paid
out of legally available funds therefor, and

                           (v) Agent shall have received not less than ten
(10) Business Days' prior written notice thereof setting forth in reasonable detail the amount of the dividend or the shares to be repurchased and the amount that US Borrower anticipates that it will be required to pay for such repurchase and such other information with respect thereto as Agent may request;

                  (b) any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

                  (c) any Subsidiary of US Borrower may pay dividends and distributions to its shareholders (and in the case of Robert Comstock Apparel Inc. to the extent such Subsidiary is not wholly owned by US Borrower to its shareholders in proportion to their shareholdings); and

                  (d) Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below.

         9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly:

                  (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or Guarantor's business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with a person that is not an Affiliate (provided, that, this clause (a) shall not apply to such transactions between US Borrower and Borrowing Base Guarantors or between Borrowing Base Guarantors) or

                  (b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor (other than a Borrower or Guarantor), except (i) reasonable compensation and reimbursement of expenses to officers, employees and directors in each case for or in connection with services rendered to such Borrower or Guarantor in the ordinary course of business and (ii) dividends permitted under Section 9.11 hereof.

         9.13  Compliance with ERISA.
               ---------------------

                  (a) Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is intended to be qualified under Section 401(a) of the Code to maintain such qualification;
(iii) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA;
(v) make all required contributions to any Pension Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Pension Plan and make all required contributions under any other Plan to the extent that the failure to do so may result in liability of more than $1,000,000; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any Pension Plan; or (vii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition that presents a material risk of an ERISA Event that results in or has a reasonable likelihood of resulting in any liability in excess of $5,000,000.

                  (b) Borrower and Guarantors shall cause the Canadian Pension Plan to be administered in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation. Each of the Canadian Borrowers shall take all action in a timely fashion as required by all applicable laws, rules, regulations and orders of any Governmental Authority to eliminate any Plan Deficiencies (as defined in Section 8.9(d)(viii) hereof). Upon Agent's request, Borrowers and Guarantors shall use their best efforts to deliver to Agent an undertaking of the funding agent for the Canadian Pension Plan stating that the funding agent will notify Agent within seven (7) days of the failure of any Borrower or Guarantor to make any required contribution to the Canadian Pension Plan. Borrowers and Guarantors shall not accept payment of any amount from the Canadian Pension Plan (other than amounts on account of expenses reasonably incurred in connection with the operations of such Canadian Pension Plan) without the prior written consent of Agent. Without the prior written consent of Agent, Borrowers and Guarantors shall not terminate, or cause to be terminated, the Canadian Pension Plan, if such plan would have a solvency deficiency on termination. Borrowers and Guarantors shall promptly provide Agent with any documentation relating to the Canadian Pension Plan as Agent may reasonably request. Borrowers and Guarantors shall notify Agent within thirty (30) days of (i) a material increase in the liabilities of the Canadian Pension Plan, (ii) the establishment of a new registered pension plan, (iii) commencing payment of contributions to the Canadian Pension Plan to which any Borrower or Guarantor had not previously been contributing.

         9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on November 30 of each year and
(b) fiscal quarters to end on February 28, May 31, August 31 and November 30 of each year.

         9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of a Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which any Borrower or Guarantor is engaged on the date hereof.

         9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions in leases, licenses or other contractual obligations governing leasehold interests, licenses or contractual rights and entered into in the ordinary course of the business of such Borrower or Guarantor to the extent such provisions restrict the transfer of the lease, license or contractual rights, (iv) customary restrictions in agreements for the sale of assets (to the extent such sale is permitted hereunder) on the transfer of such assets (and in the case of the sale of assets consisting of shares of Capital Stock of a Subsidiary of US Borrower, the making of loans, the payment of dividends and the granting of liens, in each case, by the Subsidiary whose shares are subject to such sale) during an interim period prior to the closing of the sale of such assets, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (vi) customary restrictions in agreements relating to purchase money financing arrangements of Subsidiaries or contained in security agreements providing for the grant of a security interest to secure other Indebtedness owing to a person that is not an Affiliate (in each case to the extent such purchase money financing or other Indebtedness is permitted hereunder) to the extent such restrictions restrict the transfer of, or the granting of liens on, the property subject to such purchase money financing arrangements or security agreements, (vii) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (viii) customary restrictions on the incurrence of Indebtedness or liens or transfers of assets by a Subsidiary of US Borrower or a Borrowing Base Guarantor that is a special purpose single asset entity formed for the sole purpose of financing real property and is engaged in no business or operations other than the financing, operation and lease to US Borrower or one of its Subsidiaries of the real property owned by such special purpose single asset entity, and (ix) the contractual restrictions in existence on the date hereof (including such restrictions set forth in any of the mortgages securing Indebtedness permitted hereunder as in effect on the date hereof and in the Senior Indenture as in effect on the date hereof); provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

         9.17 Adjusted Net Worth. At any time that the aggregate amount of the Excess Availability of Borrowers is less than $25,000,000, the US Borrower and its Subsidiaries shall, at all times have, and shall maintain, Adjusted Net Worth of not less than $174,000,000.

         9.18  License Agreements.
               ------------------

                  (a) With respect to a License Agreement applicable to Intellectual Property that is affixed to or otherwise used in connection with the sale or distribution of any Inventory, each Borrower and Guarantor shall:

                           (i) give Agent prior written notice of its
intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement which notice shall be given to Agent promptly after the earliest of: (A) the date that such Borrower or Guarantor determines that it does not intend to renew or intends to so terminate, cancel, surrender or release its rights, (B) the date that such Borrower or Guarantor is required to give notice to the other party to the License Agreement under the terms thereof of the intention of such Borrower or Guarantor not to renew or to so terminate, cancel, surrender or release its rights, (C) the date thirty (30) days prior to the end of the then current term of the License Agreement or (D) the date ninety (90) days prior to the date that such Borrower's or Guarantor's right to use the trademarks or other Intellectual Property terminates (after giving effect to any rights of such Borrower or Guarantor to continue to use such Intellectual Property after the end of the term during any applicable "sell-off" period, to the extent such period is or is reasonably anticipated to be available to such Borrower or Guarantor),

                           (ii) give Agent prior written notice of its
intention to enter into any amendment to any such License Agreement or related arrangements that would limit the scope in any material respect of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement, either with respect to product, territory, term or otherwise, or to increase in any material respect the fees or royalty percentages or similar provisions relating to the amounts required to be paid by such Borrower or Guarantor thereunder or in connection therewith, which notice shall be given to Agent promptly after the earliest of: (A) the date of the request by such Borrower or Guarantor to the other party to such License Agreement for such amendment, (B) the date of the receipt by such Borrower or Guarantor of the request for such amendment from the other party to such License Agreement, (C) if the amendment reduces the types of products or the territory for which such Borrower or Guarantor may use the Intellectual Property subject thereto, the date ninety (90) days prior to the date that such Borrower's or Guarantor's right to use the Intellectual Property for such product or territory terminates (after giving effect to any rights of such Borrower or Guarantor to continue to use such Intellectual Property after the effectiveness of such amendment pursuant to the applicable "sell-off" period provided for in such amendment, if any, to the extent such period is or is reasonably anticipated to be available to such Borrower or Guarantor),

                           (iii) give Agent prompt written notice of any
such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request,

                           (iv) give Agent prompt written notice of any
material breach of any obligation, or any default, by any party under any such License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other material notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement.

                  (b) With respect to a License Agreement applicable to Intellectual Property that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, at any time an Event of Default exists or has occurred and is continuing, if at the time that notice or other action is required by a Borrower or Guarantor to renew or extend the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement all of the Inventory using such Intellectual Property is not reasonably anticipated to be sold during the then remaining period that such Borrower or Guarantor is entitled to use such Intellectual Property under the terms of the applicable License Agreement (including giving effect to any rights of such Borrower or Guarantor to continue to use such Intellectual Property after the end of the term of the applicable License Agreement during any "sell-off" period, if such sell-off period is and is reasonably anticipated to be available to such Borrower or Guarantor under the terms of the License Agreement), Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the right to use such Intellectual Property under the terms of the applicable License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

                  (c) With respect to a License Agreement applicable to Intellectual Property that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, in connection with the termination of the rights of a Borrower or Guarantor as provided in Section 9.18(a) above or an amendment to limit the scope of the rights of a Borrower or Guarantor as provided in Section 9.18(b), without limiting any other rights of Agent with respect to the establishment of Reserves or otherwise, Agent may establish such Reserves as a result thereof or any Inventory bearing the trademark that is subject to such license or for which such trademark is used in the manufacture, distribution or sale shall cease to be Eligible Inventory to the extent that it can no longer be sold using such trademark or is not reasonably anticipated to be sold during the remaining period that such Borrower or Guarantor may use such trademark prior to the termination of its rights to do so in accordance with the terms of the applicable License Agreement or US Borrower may, at its option, obtain an appraisal by an appraiser acceptable to Agent (addressed to Agent and upon which Agent is expressly permitted to rely) in scope and methodology acceptable to Agent, to determine if such Inventory may be sold upon removal of such trademark and the Net Recovery Percentage with respect thereto after such removal, and the Borrowing Base may be adjusted accordingly or Reserves established to reflect the value of such Inventory without such trademark based on such appraisal.

         9.19 After Acquired Real Property. If any Borrower or Guarantor hereafter acquires a fee interest in any Real Property and such Real Property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $250,000, without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent's request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state or provincial laws reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith; provided, that, as to any such Real Property that is not adjacent, contiguous or related to Real Property then subject to a Mortgage, if the purchase price for such Real Property is paid with the initial proceeds of a loan from a financial institution giving rise to Indebtedness permitted under Section 9.9(b) hereof, then such Borrower or Guarantor shall not be required to execute and deliver such mortgage, deed of trust or deed to secure debt in favor of Agent with respect to such Real Property.

         9.20 Applications under Insolvency Statutes. Each Borrower and Guarantor acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors, and agrees that it shall not file any plan of arrangement under the Companies' Creditors Arrangement Act (Canada) or make any proposal under the Bankruptcy and Insolvency Act (Canada) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor for purposes of such plan or proposal or otherwise.

         9.21 Costs and Expenses. Borrowers and Guarantors jointly and severally agree to pay to Agent on demand all costs, expenses and filing fees paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent's or Canadian Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement, PPSA financing statements, filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all reasonable out-of-pocket costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) out-of-pocket costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent or Canadian Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) any VAT incurred by Agent or any Lender; (h) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower's or Guarantor's operations, plus a per diem charge at Agent's then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $750 per person per day); provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, Borrowers and Guarantors shall not be required to pay such per diem charge for more than three (3) such field examinations in any twelve (12) month period (and any field examinations conducted at such time as a Default or Event of Default shall exist or have occurred and be continuing shall not be deemed to constitute a field examination for purposes of such limitation); and (i) the fees and disbursements of counsel (including legal assistants and agents outside Ontario) to Agent in connection with any of the foregoing. Nothing contained in this Section 9.21 shall be construed to require that Borrowers and Guarantors pay to Agent any taxes (including taxes, franchise taxes or capital taxes) imposed on or measured by Agent's or any Lender's net income or capital by any jurisdiction.

         9.22 Further Assurances. Upon the reasonable request of Agent at any time and from time to time, Borrowers and Guarantors shall promptly, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.


SECTION 10.     EVENTS OF DEFAULT AND REMEDIES
                ------------------------------

         10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                  (a) (i) any Borrower fails to pay any of the Obligations when due within three (3) Business Days or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.13, 9.14, 9.15, 9.16, 9.18 and 9.19 of this Agreement and such failure shall continue for ten (10) Business Days; provided, that, such ten (10) Business Day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

                  (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

                  (c) any Guarantor revokes or terminates or purports to revoke or terminate any of the other Financing Agreements to which it is a party;

                  (d) any judgment or judgments for the payment of money is rendered against any Borrower or Guarantor in excess of $5,000,000 in any one case or in the aggregate at any time outstanding (to the extent not covered by insurance where the insurer has assumed responsibility for the defense of the action resulting in such judgment and the insurer has not notified any Borrower or Guarantor or otherwise taken any action to indicate that it does not intend to pay such judgment) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor that has or is reasonably likely to have a Material Adverse Effect or any of the Collateral having a value in excess of $5,000,000;

                  (e) any Borrower or Guarantor dissolves or suspends or discontinues doing business, except as permitted under Section 9.7 hereof;

                  (f) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, or a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada) and the Companies' Creditors Arrangement Act (Canada)) or any similar law now or hereafter in effect in any jurisdiction or under any insolvency, arrangements, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                  (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, or a petition, case, application or proceeding under any bankruptcy or insolvency laws of Canada (including the Bankruptcy and Insolvency Act (Canada)) and the Companies' Creditors Arrangement Act (Canada) or any similar law now or hereafter in effect in any jurisdiction or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed, taken or commenced after the date hereof by any Borrower or Guarantor or for all or any part of its property, and including, without limitation, if any Borrower or Guarantor shall: (i) apply for, request or consent to the appointment of a receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator official manager, administrator or any other similar official of it or of all or a substantial part of its property and assets, (ii) be unable, or admit in writing its inability, to pay its debts generally as they become due, or commit any other act of bankruptcy, (iii) make a general assignment for the benefit of creditors, (iv) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors,
(v) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take any corporate action for the purpose of effecting any of the foregoing;

                  (h) any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;

                  (i) (i) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or (ii) any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any such provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or (iii) any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein) with the priority contemplated herein or therein, unless after giving effect to any reduction in the Borrowing Base or establishment of any Reserves as a result of such security interest ceasing to be valid and so perfected with such priority, the aggregate amount of the Excess Availability of Borrowers is greater than $25,000,000;

                  (j) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $5,000,000;

                  (k) any Change of Control;

                  (l) there shall be an act, condition or event that has a Material Adverse Effect after the date hereof;

                  (m) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section in respect of any Borrower or Guarantor of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any Lender or any other Person in respect of any Borrower or Guarantor or otherwise issued in respect of any Borrower or Guarantor involving an amount in excess of the US Dollar Equivalent of US$5,000,000; or

                  (n) there shall be an event of default under any of the other Financing Agreements.

         10.2  Remedies.
               --------

                  (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

                  (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent shall upon the direction of the Required Lenders, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), the Commitment and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

                  (c) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers' expense, to assemble and make available to Agent (or Canadian Lender in the case of a Canadian Borrower) any part or all of the Collateral at any place and time designated by Agent (or Canadian Lender in the case of a Canadian Borrower), (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Agent or elsewhere) at such prices or terms as Agent (or Canadian Lender in the case of a Canadian Borrower) may deem reasonable, for cash, upon credit or for future delivery, with the Agent (or Canadian Lender in the case of a Canadian Borrower) having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors. If any of the Collateral is sold or leased by Agent (or Canadian Lender in the case of a Canadian Borrower) upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent (or Canadian Lender in the case of a Canadian Borrower) to US Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice. In the event Agent (or Canadian Lender in the case of a Canadian Borrower) institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent's request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent's reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

                  (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, at any time or times that an Event of Default exists or has occurred and is continuing, Agent (or Canadian Lender in the case of a Canadian Borrower) may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent (or Canadian Lender in the case of a Canadian Borrower) and that Agent (or Canadian Lender in the case of a Canadian Borrower) has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent (or Canadian Lender in the case of a Canadian Borrower), (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent (or Canadian Lender in the case of a Canadian Borrower) may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent's (or Canadian Lender in the case of a Canadian Borrower) request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent (or Canadian Lender in the case of a Canadian Borrower) and are payable directly and only to Agent (or Canadian Lender in the case of a Canadian Borrower) and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent (or Canadian Lender in the case of a Canadian Borrower) may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent's (or Canadian Lender in the case of a Canadian Borrower) request, hold the returned Inventory in trust for Agent (or Canadian Lender in the case of a Canadian Borrower), segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent's instructions, and not issue any credits, discounts or allowances with respect thereto without Agent's (or Canadian Lender in the case of a Canadian Borrower) prior written consent.

                  (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature,
(viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

                  (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent and Canadian Lender, to the extent assignable, an irrevocable, non-exclusive license and sublicense (to the extent permitted under the applicable License Agreement) exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing, without payment of royalty or other compensation to any Borrower or Guarantor, to use or sublicense any of the Intellectual Property now owned or hereafter acquired by any Borrower or Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, that the products or services to which the licensed Intellectual Property is applied shall be of a substantially similar type as those then being sold under any trademarks or servicemarks covered by this license or as is otherwise permitted under such license as then in effect and the quality of such products and services shall be maintained at a level of quality that is at least substantially comparable to that then prevailing quality.

                  (g) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

                  (h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default and for so long as the same is continuing, at the direction of the Required Lenders, Agent and Lenders shall, without notice, cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers.

                  (i) Canadian Lender may appoint or reappoint by instrument in writing, any person or persons, whether an officer or officers or any employee or employees of Canadian Lender or not, to be a receiver or receivers (hereinafter called a "Receiver", which term when used herein shall include a receiver and manager) of any Collateral of any Canadian Borrower (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her stead. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed the agent of the Canadian Borrower and not Canadian Lender, and Canadian Lender shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants, agents or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of the applicable Canadian Borrower and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the applicable Canadian Borrower, enter upon, use and occupy all premises owned or occupied by the applicable Canadian Borrower wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on the applicable Canadian Borrower's business or as security for loans or advances to enable the Receiver to carry on applicable Canadian Borrower's business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Canadian Lender, all proceeds of Collateral received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Canadian Lender (or upon Canadian Lender's direction, Agent on behalf of Canadian Lender). Every such Receiver may, in the discretion of the Canadian Lender be vested with all or any of the rights and powers of the Agent or Canadian Lender, as applicable. Canadian Lender may, either directly or through its agents or nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

                  (j) On and after an Event of Default and for so long as the same is continuing, Borrowers shall pay all costs, charges and expenses incurred by Agent, any Lender or any Receiver or any nominee or agent of Agent, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 11.      JURY TRIAL WAIVER; OTHER WAIVERS
                 AND CONSENTS; GOVERNING LAW
                 --------------------------------

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                  (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois unless otherwise expressly provided in a Financing Agreement.

                  (b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois, whichever Agent may elect, and in addition, Canadian Borrowers irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Superior Court of Justice, in each case, whichever Agent may elect and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above except for matters relating to Real Property in another jurisdiction (and provided, that nothing contained herein shall prevent Agent and Lenders from bringing any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

                  (c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent's option, by service upon any Borrower or Guarantor (or US Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.

                  (d) BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (e) Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any of the other Financing Agreements, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and
Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and
(ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

         11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

         11.3  Amendments and Waivers.
               ----------------------

                  (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent's option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower or Guarantor against whom enforcement is sought; except, that, no such amendment, waiver, discharge or termination shall:

                           (i) reduce the interest rate or any fees or
extend the time of scheduled payments of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

                           (ii) increase the Commitment of any Lender over
the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

                           (iii) release any Collateral (except as
expressly required or permitted hereunder or under any of the other Financing Agreements or applicable law and except as permitted under
Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

                           (iv) reduce any percentage specified in the
definition of Required Lenders, without the consent of Agent and all of Lenders,

                           (v) consent to the assignment or transfer by any
Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

                           (vi) amend, modify or waive any terms of this
Section 11.3(a) hereof, without the consent of Agent and all of Lenders, or

                           (vii) increase the advance rates constituting
part of the Borrowing Base, without the consent of Agent and all of Lenders.

                  (b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

                  (c) Notwithstanding anything to the contrary contained in
Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a "Non-Consenting Lender"), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Congress shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Congress of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Congress or such Eligible Transferee as Congress may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Congress shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Congress, or such Eligible Transferee specified by Congress, shall pay to the Non-Consenting Lender the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) the amount of the closing fee received by the Non- Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

                  (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves, Eligible Accounts, Eligible Inventory or Eligible Real Property or the sublimit for Loans based on piece and trim goods shall not be deemed an amendment to the advance rates or otherwise deemed an amendment, waiver, discharge or termination requiring the consent of any Lender.

                  (e) Notwithstanding anything to the contrary contained in
Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letter of Credit Accommodations hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

         11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 Indemnification. Other than with respect to taxes (for which the indemnification obligations of Borrowers and Guarantors to Agent and Lenders are subject to Section 6.12 hereof), each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section
11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         11.6 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, "rate of exchange" means the rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers and Guarantors will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent and Lenders on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due. If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.


SECTION 12.     THE AGENT
                ---------

         12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

         12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

         12.3  Events of Default.
               -----------------

                  (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

                  (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

         12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

         12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

         12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to
Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to $10,000,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

         12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

         12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

                  (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a report with respect to the Borrowing Base prepared by Agent based on the Borrowing Base Certificates from time to time provided to Agent by US Borrower hereunder (each field audit or examination report and monthly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports");

                  (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

                  (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers' and Guarantors' books and records, as well as on representations of Borrowers' and Guarantors' personnel; and

                  (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

         12.11      Collateral Matters.
                    ------------------

                  (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Agent Advances") which Agent, in its sole discretion,
(i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of $10,000,000 outstanding at any time or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and US Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent's option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent's demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

                  (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if US Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof as the same may be amended from time to time (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,500,000, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or
(vi) approved, authorized or ratified in writing by all of Lenders. Except as otherwise provided or permitted above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent's authority to release particular types or items of Collateral pursuant to this Section.

                  (c) Without any manner limiting Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

                  (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

         12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

         12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days' notice to Lenders and US Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders, which successor agent shall be subject to the approval of US Borrower if no Default or Event of Default shall exist or have occurred and be continuing, provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from US Borrower that US Borrower does not approve such successor agent within five (5) Business Days after receipt by US Borrower of the notice from Agent that it is resigning, US Borrower shall be deemed to have given such approval. If no successor agent is appointed prior to the effective date of the resignation of Agent (whether as a result of the failure of US Borrower to approve a successor agent or otherwise), Agent may appoint, after consulting with Lenders and US Borrower, a successor agent from among Lenders (and the approval of US Borrower shall not be required for such successor agent). Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term "Agent" as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent's notice of resignation, the retiring Agent's resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         12.14 Co-Agent. The Lender identified on the facing page or signature pages of this Agreement as a "co-agent" shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lender so identified shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.


SECTION 13.     TERM OF AGREEMENT; MISCELLANEOUS
                --------------------------------

         13.1  Term.
               ----

                  (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on February 28, 2006 (the "Maturity Date"), unless sooner terminated pursuant to the terms hereof provided, that, Borrowers may, at their option, after prior notice to Agent as set forth below (which notice shall be irrevocable) extend the term of this Agreement for up to one (1) year period, provided, that, as to such extension, each of the following conditions is satisfied:
(i) Agent shall have received prior written notice from US Borrower of the intention of Borrowers to so extend the term of this Agreement not less than ninety (90) days prior to the Maturity Date, (ii) no Default or Event of Default shall exist or have occurred and be continuing on the Maturity Date, and (iii) US Borrower shall have paid to Agent for the account of Lenders on the Maturity Date all fees as required in the Fee Letter.

                  (b) In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent shall, at the direction of Required Lenders received by Agent at any time an Event of Default exists or has occurred and is continuing, terminate this Agreement.

                  (c) Upon the Maturity Date or any other effective date of termination of the Financing Agreements, all Obligations shall be immediately due and payable (other than contingent Obligations as described herein). Upon the Maturity Date or any other effective date of termination of the Financing Agreements:

                           (i) US Borrower shall (A) pay to Agent all
outstanding and unpaid Obligations then due and payable by US Borrower, (B) furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of US Borrowers or any Guarantor and at the expense of US Borrower and Guarantors, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations under the US Credit Facility plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations ) plus such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and expenses, in connection with checks or other payments provisionally credited to the Obligations of US Borrower or Guarantors and/or as to which Agent or any Lender has not yet received final and indefeasible payment and (C) (unless Agent shall elect to receive a letter of credit as provided above), execute and deliver to Agent a cash collateral pledge agreement, in form and substance reasonably satisfactory to Agent; and

                           (ii) Canadian Borrowers shall (A) pay to Agent
all outstanding and unpaid Obligations then due and payable by Canadian Borrowers, (B) furnish cash collateral to Agent (or at Agent's option, a letter of credit issued for the account of a Canadian Borrower and at the expense of Canadian Borrowers, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations under the Canadian Credit Facility plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations) plus such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and expenses, in connection with checks or other payments provisionally credited to the Obligations of a Canadian Borrower and/or as to which Agent or any Lender has not yet received final and indefeasible payment and (C) (unless Agent shall elect to receive a letter of credit as provided above), execute and deliver to Agent a cash collateral pledge agreement, in form and substance reasonably satisfactory to Agent.

                           (iii) Such payments in respect of the
Obligations of US Borrower and Guarantors and cash collateral of US Borrower and Guarantors shall be remitted by wire transfer in Federal funds to the Agent Payment Account and such payments in respect of the Obligations of Canadian Borrowers and cash collateral of Canadian Borrowers shall be remitted by wire transfer to the Canadian Lender Payment Account, and in any event to such other bank account of Agent, as Agent may, in its discretion, designate in writing to US Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account (or Canadian Lender Payment Account as applicable) or other bank account designated by Agent are received in such bank account later than 1:00 p.m., Chicago time.

                  (d) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations (other than certain contingent Obligations as described in clause (a) above) have been fully and finally discharged and paid (and as to contingent Obligations described in clause (a) above, Agent shall have received such cash collateral (or letter of credit as Agent may determine) as is required pursuant to the terms hereof) and Agent's continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations (other than certain contingent Obligations as described in clause (a) above) have been fully and finally discharged and paid (and as to contingent Obligations described in clause (a) above, Agent shall have received such cash collateral (or letter of credit as Agent may determine) as is required pursuant to the terms hereof). Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC or PPSA to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than certain contingent Obligations as described in clause (a) above) paid and satisfied in full in immediately available funds and as to such contingent Obligations, Agent shall have received such cash collateral (or letter of credit as Agent may determine) as is required pursuant to the terms hereof.

                  (e) If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and each Lender's lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to


                      Amount                                    Period
                      ------                                    ------
         (i) 1/2% of Maximum Credit                From the date hereof to and including the
                                                   first anniversary of the date hereof

         (ii) 1/4% of Maximum Credit               From and after the first anniversary of the
                                                   date hereof to and including the second
                                                   anniversary of the date hereof

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers and Guarantors agree that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

         13.2  Interpretative Provisions.
               -------------------------

               (a) All terms used herein which are defined in Article 1,
Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

               (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

               (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

               (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

               (e) The word "including" when used in this Agreement shall mean "including, without limitation".

               (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section
11.3 or is cured, if such Event of Default is capable of being cured.

               (g) All references to the term "good faith" used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. All references to the term "reasonable" or "reasonably" as applied to any conduct or determination by Agent shall be based on how an asset based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

               (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of US Borrower most recently received by Agent prior to the date hereof.

               (i) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

               (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

               (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

               (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

               (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent's or any Lender's involvement in their preparation.

         13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

         If to any Borrower or Guarantor:     Hartmarx Corporation
                                              101 North Wacker Drive
                                              Chicago, Illinois 60606
                                              Attention: Executive Vice
                                              President and
                                              Chief Financial Officer
                                              Telephone No.: 312-357-5400
                                              Telecopy No.: 312-855-3799

         with a copy to:                      Hartmarx Corporation
                                              101 North Wacker Drive
                                              Chicago, Illinois 60606
                                              Attention: General Counsel
                                              Telephone No.: 312-357-5321
                                              Telecopy No.: 312-357-5807

         If to Agent:                         Congress Financial Corporation
                                              (Central)
                                              150 South Wacker Drive, Suite 2200
                                              Chicago, Illinois 60606-4401
                                              Attention: Portfolio Manager
                                              Telephone No.: 312-332-0420
                                              Telecopy No.: 312-332-0424

         13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         13.5  Confidentiality.
               ---------------

                  (a) Agent and each Lender shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices and consistent with its practices with respect to its own confidential information, any non-public written information supplied to it by any Borrower pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such information has been delivered to such Lender or Participant (or prospective Lender or Participant) or Affiliate subject to the written condition that such information shall be treated as confidential or such Lender or Participant (or prospective Lender or Participant) shall have otherwise agreed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

                  (b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees
(i) to the extent permitted by applicable law, Agent or such Lender will promptly notify US Borrower of such request so that US Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent's or such Lender's expenses, cooperate with US Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which US Borrower so designates.

                  (c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than: (A) a Borrower or Guarantor or (B) a person known to Agent or such Lender, as the case may be, to have obtained such information on a confidential basis pursuant to an agreement with a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

         13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement or any of the other Financing Agreements without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

         13.7  Assignments; Participations.
               ---------------------------

                  (a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register, (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000 and (iii) the prior written consent of Agent shall not be required in the event of an assignment to a Person that is an Eligible Transferee under Section 1.49(a) or (b) hereof. Upon receipt by Agent of any notice from a Lender of the intention of such Lender to assign all or a portion of its rights and obligations under this Agreement to a specified Eligible Transferee, Agent shall promptly notify US Borrower of such Eligible Transferee.

                  (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by US Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

                  (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Subject to Section 13.5 hereof, Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

                  (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

                  (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

                  (g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section
13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants.

         13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

         13.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

         13.10 Choice of Language. The parties hereto confirm that they have requested that this Agreement and all documents related hereto be drafted in English. Les parties aux presentes ont exige que cette convention ainsi que tout document connexe soient rediges en anglais.

         13.11 Code Section 956 Override. Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements (including any provision that provides that it applies notwithstanding contrary provisions), in no event shall any provision hereof or of any of the other Financing Agreements be construed to provide that (a) any Subsidiary of US Borrower incorporated under the laws of a jurisdiction outside the United States of America that is a "controlled foreign corporation" (as such term is defined in Section 957(a) of the Code), referred to herein as a "non-US Subsidiary", has any obligation to make any payments for or on behalf of any of US Borrower to the extent that any such obligation would increase the amount of taxes otherwise payable by US Borrower pursuant to the Code; (b) more than sixty-five (65%) percent of the voting power of all classes of Capital Stock of a non-US Subsidiary are pledged or hypothecated to support any Obligations of US Borrower hereunder or under any of the other Financing Agreements;(c) a security interest or lien upon any assets of a non-US Subsidiary have been granted to Agent under this Agreement or any of the other Financing Agreements to secure any Obligations of US Borrower and (d) any non-US subsidiary has entered into any agreement to guarantee or support the Obligations of US Borrower hereunder or under any of the other Financing Agreements.

         IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.


AGENT                                                         BORROWERS
-----                                                         ---------

CONGRESS FINANCIAL CORPORATION                                HARTMARX CORPORATION
  (CENTRAL), as Agent                                         COPPLEY APPAREL GROUP
                                                              LIMITED
                                                              ROYAL SHIRT COMPANY
                                                              LIMITED
By: /s/ BARRY A., KASTNER                                     L'ESPRIT DU PANTALON CANADIEN,
    ------------------------------------------
         Barry A. Kastner                                      INC.
Title: Executive Vice President
       ----------------------------------------
                                                              By: /s/ TARAS R. PROCZKO
                                                                  ----------------------------------------
                                                                       Taras R. Proczko
                                                              Title:   Senior Vice President of Hartmarx
                                                                       Corporation and Secretary or
                                                                       Assistant Secretary as to Coppley
                                                                       Apparel Group Limited Royal Shirt
                                                                       Company Limited L'Esprit du
                                                                       Pantalon Canadien, Inc.



LENDERS
-------

CONGRESS FINANCIAL CORPORATION
  (CENTRAL)

By: /s/ BARRY A., KASTNER
    ------------------------------------------
         Barry A. Kastner
Title: Executive Vice President
       ---------------------------------------

Commitment: $155,000,000

CONGRESS FINANCIAL CORPORATION
   (CANADA)

By: /s/ BARRY A., KASTNER
    ------------------------------------------
         Barry A. Kastner
Title:  Executive Vice President
        --------------------------------------

Commitment: $10,000,000


                    [SIGNATURES CONTINUED ON NEXT PAGE]




                   [SIGNATURES CONTINUED FROM PRIOR PAGE]


JPMORGAN CHASE BANK

By:  /s/ JOHN M. HARIACZYI
     ------------------------------
         John M. Hariaczyi
Title: Vice President
       ----------------------------

Commitment: $35,000,000




                    [SIGNATURES CONTINUED ON NEXT PAGE]




                   [SIGNATURES CONTINUED FROM PRIOR PAGE]


GUARANTORS

HART SCHAFFNER & MARX
HMX SPORTSWEAR, INC.
NATIONAL CLOTHING COMPANY, INC.
HICKEY-FREEMAN CO., INC.
INTERNATIONAL WOMEN'S APPAREL, INC.
JAYMAR-RUBY, INC.
ANNISTON SPORTSWEAR CORPORATION
MEN'S QUALITY BRANDS, INC.
M. WILE & COMPANY, INC. (D/B/A HMX TAILORED, INC.)
UNIVERSAL DESIGN GROUP, LTD.
CONSOLIDATED APPAREL GROUP, INC.


By: /s/ TARAS R. PROCZKO
    --------------------------------------------------
         Taras R. Proczko
Title:   Secretary as to each


EACH OF THE COMPANIES LISTED ON
         SCHEDULE 1.69 HERETO

By: /s/ TARAS R. PROCZKO
    --------------------------------------------------
         Taras R. Proczko
Title:   Secretary as to each

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                               SCHEDULE 1.69
                                     TO
                        LOAN AND SECURITY AGREEMENT

                             List of Guarantors


Anniston Sportswear Corporation
Consolidated Apparel Group, Inc.
Direct Route Marketing Corporation
Hart Schaffner & Marx
Hickey-Freeman Co., Inc.
HMX Sportswear, Inc.
International Women's Apparel, Inc.
Jaymar-Ruby, Inc.
Men's Quality Brands, Inc.
M. Wile & Company, Inc.
National Clothing Company, Inc.
Universal Design Group, Ltd.

Briar, Inc.
Chicago Trouser Company, Ltd.
C. M. Clothing, Inc.
C. M. Outlet Corp.
Country Miss, Inc.
Country Suburbans, Inc.
E-Town Sportswear Corporation
Fairwood-Wells, Inc.
Gleneagles, Inc.
Handmacher Fashions Factory Outlet, Inc.
Handmacher-Vogel, Inc.
Hartmarx International, Inc.
Hart Services, Inc.
Thos. Heath Clothes, Inc.
Higgins, Frank & Hill, Inc.
Hoosier Factories, Incorporated
HSM University, Inc.
Intercontinental Apparel, Inc.
JRSS, Inc.
Kuppenheimer Men's Clothiers Dadeville, Inc.
106 Real Estate Corp.
Robert Surrey, Inc.
Robert's International Corporation
SALHOLD, Inc.
Seaford Clothing Co.
Society Brand, Ltd.
TAG Licensing, Inc.
Tailored Trend, Inc.
Thorngate Uniforms, Inc.
Trade Finance International Limited
Winchester Clothing Company
Yorke Shirt Corporation

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